UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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Hormel Foods Corporation

(Name of Registrant as Specified In Its Charter)

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PRELIMINARY

HORMEL FOODS CORPORATION

AUSTIN, MINNESOTA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The Annual Meeting of Stockholders of Hormel Foods Corporation, a Delaware corporation, will be held on Tuesday, January 30, 2024, at 6:00 p.m. Central Standard Time in a virtual meeting format via live webcast at www.virtualshareholdermeeting.com/HRL2024. Stockholders will not be able to physically attend the Annual Meeting. Additional information is provided below under the heading “Meeting Admission.”

The items of business are:

1.	Elect a board of 12 directors for the ensuing year;

2.	Approve the amendment of the Company’s Restated Certificate of Incorporation to allow for exculpation of officers as permitted by Delaware law;

3.	Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 27, 2024;

4.	Advisory vote to approve Named Executive Officer compensation as disclosed in the Company’s 2024 annual meeting proxy statement; and

5.	Such other matters as may properly come before the meeting.

The Board of Directors has fixed December 1, 2023, at the close of business, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors

BRIAN D. JOHNSON
Vice President and

Corporate Secretary

December [20], 2023

Important Notice Regarding the Internet Availability of Proxy
Materials for the Stockholder Meeting to be Held on January 30, 2024

The Proxy Statement and Annual Report to Stockholders

are available at www.proxyvote.com

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PROXY STATEMENT

HORMEL FOODS CORPORATION
(CUSIP No. 440452100)
1 HORMEL PLACE
AUSTIN, MINNESOTA 55912

The enclosed proxy is solicited by the Board of Directors of Hormel Foods Corporation (“Company”) for use at the Annual Meeting of Stockholders to be held on January 30, 2024. This proxy statement and form of proxy, or a Notice of Internet Availability of Proxy Materials, are first being mailed to stockholders on or about December [20], 2023.

GENERAL INFORMATION

Voting Securities - Only stockholders of record at the close of business on December 1, 2023 are entitled to vote at the meeting. The Company had 546,840,056 shares of common stock outstanding as of December 1, 2023. Each share of stock is entitled to one vote. There is no cumulative voting. The Company has no other class of shares outstanding.

Quorum - A majority of the outstanding shares will constitute a quorum at the meeting.

Voting Your Proxy - Whether or not you plan to attend the virtual meeting, we encourage you to grant a proxy to vote your shares. Follow the instructions on your proxy card or electronic delivery notice to cast your vote via the internet or telephone. If you received a proxy card, you may vote your shares by completing the card with your vote, signature and date, and returning it by mail in the envelope provided.

The table below summarizes the proposals that will be voted on, the vote required to approve each item, how votes are counted and how the Board recommends you vote:

	Vote Required	Voting Options	Board Recommendation(1)	Broker Discretionary Voting Allowed(2)	Impact of Abstention(3)
Item 1: Elect 12 directors	Majority of the votes cast(4)(5)	“FOR” “AGAINST” “ABSTAIN”	“FOR”	No	None
Item 2: Approve the amendment of the Company’s Restated Certificate of Incorporation to allow for exculpation of officers as permitted by Delaware law	Majority of the outstanding shares entitled to vote	“FOR” “AGAINST” “ABSTAIN”	“FOR”	No	“AGAINST”
Item 3: Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 27, 2024	Majority of votes present in person or by proxy and entitled to vote on this item	“FOR” “AGAINST” “ABSTAIN”	“FOR”	Yes	“AGAINST”
Item 4: Advisory vote to approve Named Executive Officer compensation as disclosed in the Company’s 2024 annual meeting proxy statement	Majority of the votes cast(4)	“FOR” “AGAINST” “ABSTAIN”	“FOR”	No	None

(1)	If you submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board of Directors’ recommendations set forth above.

(2)	If a stockholder holds shares in “street name” and does not provide voting instructions to the holder of the account regarding non-discretionary matters, such shares are considered “broker nonvotes.” “Street name” means the shares are held in a stock brokerage account or by a bank, trust or other institution. Broker nonvotes are counted for purposes of determining the presence of a quorum for the transaction of business. Shares represented by broker nonvotes are not considered entitled to vote and thus are not counted for purposes of determining whether the proposals, other than Item 2, have been approved. For Item 2, a broker nonvote will have the effect of a vote

“AGAINST” the proposal because it requires approval by a majority of the shares outstanding. The New York Stock Exchange (“NYSE”) rules determine whether uninstructed brokers have discretionary voting power on a particular proposal.
(3)	Shares represented by abstentions are counted for purposes of determining the presence of a quorum for the transaction of business and as shares represented at the meeting.

(4)	A majority of the votes cast means that there are more “FOR” votes than “AGAINST” votes.

(5)	An incumbent director who is not re-elected under this standard must promptly offer to resign. The Governance Committee will make a recommendation on the offer and the Board must accept or reject the offer within 90 days and publicly disclose its decision and rationale. In the event of a contested election, directors will be elected by a plurality of the votes cast.

The persons appointed as proxies will vote in their discretion on other matters as may properly come before the meeting.

Revoking Your Proxy and Changing Your Vote - You may revoke your proxy or change your vote at any time before it is exercised by submitting a later-dated proxy, voting at the meeting or sending a written notice of revocation to the Corporate Secretary.

Expenses - The expenses of soliciting proxies will be paid by the Company. Proxies may be solicited at Company expense personally, or by mail, telephone or electronic communication, by directors, officers and other employees. Such persons will not receive additional compensation. The Company will reimburse banks, brokerage firms and other nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. Your cooperation in promptly granting a proxy to vote your shares will help to avoid additional expense.

MEETING ADMISSION

To provide the opportunity for participation by a broader group of stockholders, the Annual Meeting will be held in a virtual-only meeting format. Stockholders will not be able to physically attend the Annual Meeting.

If you are a registered stockholder or beneficial owner of our common stock at the close of business on December 1, 2023, you may attend the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/HRL2024. You will need the 16-digit control number found on your Notice of Internet Availability, your proxy card or on the voting instructions that accompany your proxy materials to participate in the Annual Meeting and vote your shares electronically. If your shares are held in the name of a bank, broker or other holder of record, the voting instructions provided by your bank, broker or other holder of record should include your 16-digit control number.

If you lost your 16-digit control number or are not a stockholder at the close of business on December 1, 2023, you will be able to attend the meeting by visiting www.virtualshareholdermeeting.com/HRL2024 and registering as a guest. If you enter the meeting as a guest, you will not be able to vote your shares or submit a question during the meeting.

You may log into www.virtualshareholdermeeting.com/HRL2024 beginning at 5:45 p.m. Central Standard Time on January 30, 2024. The Annual Meeting will begin promptly at 6:00 p.m. Central Standard Time on January 30, 2024. If you experience any technical difficulties during the meeting, a toll free number will be available on our virtual meeting site for assistance.

This year’s stockholders question and answer session will include questions submitted in advance of the Annual Meeting and questions submitted live during the virtual meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your control number. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/HRL2024.

If you are not able to attend the virtual Annual Meeting, a recorded version of the meeting will be available on www.virtualshareholdermeeting.com/HRL2024.

CONDUCT OF MEETING

The Chairman will preside over the Annual Meeting of Stockholders pursuant to the Bylaws and by action of the Board of Directors. The Chairman has broad authority to ensure the orderly conduct of the meeting. This includes discretion to recognize stockholders who wish to comment and to determine the extent of discussion on each item of business. Rules governing the conduct of the meeting will be available to attendees at www.virtualshareholdermeeting.com/HRL2024. The Chairman may also rely on applicable law to ensure that the meeting is conducted in a manner that is fair to all stockholders.

ITEM 1 – ELECTION OF DIRECTORS

Identifying and Evaluating Nominees for Director - The Governance Committee is responsible for establishing procedures to identify and review the qualifications of all nominees for Board membership. The Committee considers recommendations of director candidates made by directors, senior management, and the Company’s stockholders. The Committee applies the same criteria for consideration of stockholder nominees as it does to nominees proposed by other sources. The Committee may engage an independent search firm to assist the Committee in identifying and evaluating potential director nominees to fill vacancies on the Board. In fiscal 2023, Russell Reynolds Associates, Inc., an independent search firm (“Russell Reynolds”), assisted the Committee in identifying and evaluating potential director nominees.

Stockholders wishing to make a recommendation may do so by contacting the Governance Committee, c/o Brian D. Johnson, Vice President and Corporate Secretary, 1 Hormel Place, Austin, Minnesota 55912. Stockholders should send:

1.	Name of the candidate and the candidate’s business and residence addresses;

2.	A resume or biographical sketch of the candidate, which includes the candidate’s principal occupation or employment;

3.	A document(s) evidencing the number of shares of Company stock currently held by the candidate and the candidate’s willingness to serve as a director if elected; and

4.	A signed statement as to the submitting stockholder’s current status as a stockholder, which includes the stockholder’s address and the number of shares of Company stock currently held.

The Committee’s procedures include making a preliminary assessment of each proposed nominee. Such assessment is based upon the resume and biographical information, an indication of the individual’s willingness to serve, and business experience and leadership skills. This information is evaluated against the criteria set forth below and the Company’s specific needs at that time. Based upon a preliminary assessment of the candidates, those who appear best suited to meet the Company’s needs may be invited to participate in a series of interviews, which are used to further evaluate candidates. On the basis of information learned during this process, the Committee determines which nominees to recommend to the Board.

The two director nominees who joined the Board in March 2023 were recommended to the Committee by multiple sources and evaluated along with other potential director nominees. Raymond G. Young was recommended to the Committee by a non-management director and Russell Reynolds. Michael P. Zechmeister was recommended to the Committee by Russell Reynolds.

Director Qualifications – The Governance Committee determines the selection criteria of director nominees based upon the Company’s needs at the time nominees are considered. In evaluating director candidates, the Committee will consider, among other qualifications the Committee deems appropriate, a candidate’s:

●	Intellect;

●	Integrity;

●	Broad-based experience at the policy-making level in business, government, education or the public interest;

●	Analytical ability;

●	Ability to qualify as an independent director;

●	Ability and willingness to devote time and energy to effectively carry out all Board responsibilities; and

●	Unique qualifications, skills and experience.

The Committee reviews past performance on the Board for directors seeking reelection. The Board’s annual self-evaluation process assists the Committee in this review.

The Committee considers the diversity of director candidates and seeks to enhance the overall diversity of the Board. Each candidate’s diversity in terms of race/ethnicity, gender and other personal characteristics is considered. The Committee also assesses each candidate’s contribution to the diversity of the Board in a broader sense, including age, education, experience, skills and other qualifications. While the Committee carefully considers diversity when evaluating director candidates, it has not adopted a formal diversity policy. The Committee believes its processes and considerations have resulted in a Board that currently is, and has historically been, diverse in many respects, including racial/ethnic and gender diversity.

The Committee recommends director nominees to the Board to submit for election at the next Annual Meeting of Stockholders. The Board selects director nominees based on its assessment and consideration of various factors. These factors include the current Board profile, the long-term interests of stockholders, the needs of the Company, and the goal of creating an appropriate balance of knowledge, experience and diversity on the Board.

Our Nominees for Director – Each of our director nominees is well qualified under the criteria described above. As an employee of the Company, Mr. Snee does not qualify as an independent director, but all other director nominees are independent. Each director nominee brings a variety of qualifications, skills, attributes and experience to the Board.

A common trait among our director nominees is executive leadership experience with a large company or organization. Such experience brings a variety of benefits, including an understanding of business management, various business functions and strategic planning. Other advantages of an executive leadership background include experience with policy making, risk management and corporate governance matters.

Another common characteristic of our director nominees is each has prior service on our Board, although that service is limited for Mr. Young and Mr. Zechmeister, the director nominees who joined the Board in March 2023. Each director nominee has a demonstrated record of regular attendance, advance preparation and active participation in Board and Board committee meetings. Through prior service on the Board committees, our director nominees have demonstrated and further developed expertise relating to the duties assigned to the Board committees.

The biographical information below identifies and highlights additional qualifications, skills, attributes and experience each director nominee brings to the Board.

The diversity of our director nominees in terms of race/ethnicity, gender, age and tenure on our Board is demonstrated in the following graphs:

The Board of Directors recommends a vote FOR each of the 12 director nominees listed below. The persons named as proxies will vote FOR the election of these 12 nominees to hold office as directors until the next Annual Meeting of Stockholders and until their successors are elected and qualify, unless stockholders specify otherwise. If any of such nominees become unavailable for any reason, it is intended that the proxies will vote for the election of such substitute persons as may be designated by the Board of Directors. Directors are elected by a majority of the votes cast, whereby there must be more “FOR” votes than “AGAINST” votes for the nominee. An incumbent director who is not re-elected under this standard must promptly offer to resign.

DIRECTOR NOMINEES

PRAMA BHATT, age 53, director since 2019.

Ms. Bhatt is Chief Digital Officer of Ulta Beauty, Inc. (NASDAQ: ULTA), a provider of retail beauty products and services, a position she has held since December 2019. She served Ulta Beauty, Inc. as Senior Vice President, Digital & eCommerce from April 2017 to December 2019 and Vice President, Digital & eCommerce from 2014 to 2017. Ms. Bhatt was Vice President, eCommerce of Kenneth Cole Productions, Inc., a fashion company, from 2011 to 2014. She held various management positions with Toys “R” Us, Inc. from 2002 to 2011, culminating with the position of Vice President, General Manager, eCommerce, US from 2008 to 2011. Her prior experience includes the position of management consultant with Booz Allen Hamilton, Inc. and a tenure at Ford Motor Company (NYSE: F) where she held various roles in product strategy, design and development. Ms. Bhatt brings extensive expertise in digital commerce and consumer product marketing to the Board, as well as ongoing experience as an active senior executive responsible for digital commerce for a large business.

GARY C. BHOJWANI, age 55, director since 2014

Mr. Bhojwani is Chief Executive Officer of CNO Financial Group, Inc. (NYSE: CNO), a provider of health and life insurance and retirement solutions, a position he has held since January 2018. He was President of CNO Financial Group, Inc. from April 2016 to December 2017. Mr. Bhojwani was Chairman of Allianz Life Insurance Company of North America, a provider of retirement solutions, and a member of the Board of Management of Allianz SE from 2012 to 2015 and Chief Executive Officer of Allianz Life Insurance Company of North America from 2007 to 2011. He was President of Commercial Business, Fireman’s Fund Insurance Company from 2004 to 2007, Chief Executive Officer of Lincoln General Insurance Company from 2002 to 2004, founder and Chief Executive Officer of Avalon Risk Management from 1998 to 2002, and President, Trade Insurance Services from 1995 to 1997. Mr. Bhojwani is a member of the Board of Directors of CNO Financial Group, Inc., Carmel, Indiana. Mr. Bhojwani brings extensive expertise in risk management, finance and consumer product marketing to the Board, as well as ongoing experience as the active Chief Executive Officer of a publicly held company whose stock is traded on the NYSE.

STEPHEN M. LACY, age 69, director since 2011.

Mr. Lacy retired from Meredith Corporation, a media and marketing company, in November 2020. He served Meredith Corporation as Chairman of the Board from March 2019 to November 2020, Executive Chairman of the Board from February 2018 to March 2019, Chairman of the Board and Chief Executive Officer starting in 2016, Chairman of the Board, President and Chief Executive Officer starting in 2010, President and Chief Executive Officer starting in 2006, President and Chief Operating Officer starting in 2004, President, Publishing Group, and President, Interactive and Integrated Marketing Group, starting in 2000, and Chief Financial Officer starting in 1998. Mr. Lacy is a member of the Board of Directors of First Interstate BancSystem, Inc. (NASDAQ: FIBK), Billings, Montana, and SuckerPunch Gourmet, LLC, La Grange Highlands, Illinois. He was a member of the Board of Directors of Meredith Corporation, Des Moines, Iowa from 2004 to 2020. Mr. Lacy brings extensive expertise in finance, corporate development and consumer product marketing to the Board, as well as experience as the Chief Executive Officer of a company whose stock was traded on the NYSE.

ELSA A. MURANO, Ph.D., age 64, director since 2006.

Dr. Murano has served Texas A&M University as Director of the Norman Borlaug Institute for International Agriculture, Texas A&M AgriLife, since 2014, President Emerita since 2009, Professor, Department of Animal Science since 2001. She was Interim Associate Vice Chancellor for Academic Strategic Initiatives, Texas A&M AgriLife from August 2021 to June 2022, Interim Director of the Norman Borlaug Institute for International Agriculture from 2012 to 2014, President of Texas A&M University from 2008 to 2009, and Vice Chancellor and Dean of Agriculture, Director of the Texas Agricultural Experiment Station from 2005 to 2007. Dr. Murano was Undersecretary for Food Safety, U.S. Department of Agriculture from 2001 to 2004. She is a member of the Board of Directors of Food Safety Net Services, San Antonio, Texas and the Board of Trustees of the International Livestock Research Institute, Nairobi, Kenya. Dr. Murano brings preeminent food safety expertise and significant experience in agri-business and regulatory affairs to the Board.

WILLIAM A. NEWLANDS, age 65, director since 2018.

Mr. Newlands is President and Chief Executive Officer of Constellation Brands, Inc. (NYSE: STZ), a beverage alcohol company, a position he has held since March 2019. He served Constellation Brands, Inc. as President and Chief Operating Officer from February 2018 to February 2019, Executive Vice President and Chief Operating Officer from January 2017 to February 2018, Executive Vice President and President, Wine & Spirits Division from January 2016 to January 2017, and Executive Vice

President and Chief Growth Officer from January 2015 to January 2016. Mr. Newlands was Senior Vice President and President, North America of Beam Inc., a beverage alcohol company, from 2011 to 2014 and Senior Vice President and President, North America of Beam Global Spirits & Wine, Inc. from 2010 to 2011, and Senior Vice President and President, USA of Beam Global Spirits & Wine, Inc. from 2008 to 2010. His prior experience includes several senior leadership roles in the beverage alcohol industry. Mr. Newlands is a member of the Board of Directors of Constellation Brands, Inc., Victor, New York. He was a member of the Board of Directors of Canopy Growth Corporation (NASDAQ: CGC), Smith Falls, Ontario, Canada from 2018 to 2021. Mr. Newlands brings extensive expertise in innovation, consumer product marketing, corporate development and international business to the Board, as well as ongoing experience as the active Chief Executive Officer of a publicly held company whose stock is traded on the NYSE.

CHRISTOPHER J. POLICINSKI, age 65, director since 2012

Mr. Policinski is Chief Executive Officer of CJP Leadership Partners, LLC, a consulting company, a position he has held since February 2021. He was Chief Executive Officer of VitaKey, Inc., a food ingredient company, from August 2020 to February 2021. Mr. Policinski retired from Land O’Lakes, Inc., a member-owned cooperative which produces and markets dairy-based food products and agricultural supplies, in June 2018. He served Land O’Lakes, Inc. as President and Chief Executive Officer from 2005 to 2018, as Chief Operating Officer of the Dairy Foods business unit from 1999 to 2005, and Vice President of Strategy and Business Development from 1997 to 1999. His prior experience includes various management positions at Kraft General Foods Corporation (NASDAQ: KHC), a food company, Bristol-Myers Squibb Co. (NYSE: BMY), a biopharmaceutical and consumer goods company, and Pillsbury Company, a food company. Mr. Policinski is a member of the Board of Directors of Xcel Energy, Inc. (NASDAQ: XEL), Minneapolis, Minnesota, and Isidro Investments, Baltimore, Maryland. Mr. Policinski brings extensive expertise in agri-business, consumer product marketing and corporate development to the Board, as well as experience as the Chief Executive Officer of a large Minnesota-based company operating globally in the food industry.

JOSE LUIS PRADO, age 69, director since 2019

Mr. Prado is Executive Chairman of Palmex Alimentos, S.A. de C.V., a snack food pellets company, a position he has held since February 2022, and Chairman of Tropicale Foods, LLC, a frozen food company, a position he has held since December 2019. He is also serving as interim Chief Executive Officer of Tropicale Foods, LLC, a position he has held since July 2023. He served Evans Food Group Ltd., a snack food company, as Vice Chairman from August 2019 to August 2021 and as Chairman and Chief Executive Officer from April 2016 to August 2019. Mr. Prado was President, Quaker Oats North America and Global Baking, for PepsiCo, Inc. (NASDAQ: PEP) from 2011 to 2014, President and CEO, Grupo Gamesa-Quaker, a Division of PepsiCo, Mexico from 2002 to 2010, Regional Vice President, Andean Region, Frito Lay International from 2000 to 2002, President, PepsiCo Snacks Argentina from 1997 to 2000, President, Frito Lay Snacks Caribbean from 1994 to 1997, and Finance Vice President and CFO, Matutano, Frito Lay International from 1993 to 1994. Mr. Prado is a member of the Board of Directors of Northern Trust Corporation (NASDAQ: NTRS), Chicago, Illinois, the Chicago Council on Global Affairs, Chicago, Illinois, and the Latino Corporate Directors Association, Washington, D.C., and the Board of Trustees of the National Museum of the American Latino, Washington, D.C. He was a member of the Board of Directors of Brinker International, Inc. (NYSE: EAT), Dallas, Texas from July 2015 to March 2019. Mr. Prado brings extensive expertise in consumer product marketing, corporate development, international business and the food industry to the Board, as well as significant executive leadership experience.

SALLY J. SMITH, age 65, director since 2014.

Ms. Smith retired from Buffalo Wild Wings, Inc., a restaurant company, in February 2018. She served Buffalo Wild Wings, Inc. as President and Chief Executive Officer from 1996 to February 2018 and as Chief Financial Officer from 1994 to 1996. Ms. Smith was Controller from 1984 to 1987 and Chief Financial Officer from 1987 to 1994 of Dahlberg, Inc., a manufacturer of hearing aids. She began her career with KPMG LLP, an international accounting and consulting firm. Ms. Smith is a member of the Board of Directors of Digi International Inc. (NASDAQ: DGII), Minnetonka, Minnesota, The Marvin Companies, Warroad, Minnesota, and the National Restaurant Association, Washington, D.C. Ms. Smith was a member of the Board of Directors of Buffalo Wild Wings Inc., Minneapolis, Minnesota from 1996 to 2017 and Alerus Financial Corporation (NASDAQ: ALRS), Grand Forks, North Dakota from 2007 to 2022. Ms. Smith brings extensive expertise in finance, corporate development and the foodservice industry to the Board, as well as experience as the Chief Executive Officer of a Minnesota-based company whose stock was traded on the NASDAQ.

JAMES P. SNEE, age 56, director since 2015

Mr. Snee is Chairman of the Board, President and Chief Executive Officer of the Company (NYSE: HRL), serving in that capacity since November 2017. He was President and Chief Executive Officer from October 2016 to November 2017, President and Chief Operating Officer from October 2015 to October 2016, Group Vice President and President, Hormel Foods International Corporation from 2012 to 2015, Vice President and Senior Vice President, Hormel Foods International Corporation from 2011 to 2012, and Vice President, Affiliated Business Units from 2008 to 2011. Mr. Snee is a member of the Board of Directors of Republic Services, Inc. (NYSE: RSG), Phoenix, Arizona, the Consumer Brands Association, Arlington, Virginia, the North American Meat Institute, Washington, D.C., and The Hormel Foundation, Austin, Minnesota. In addition to his executive leadership experience, Mr. Snee brings broad sales, marketing, supply chain and international business expertise to the Board, as well as in-depth knowledge of the Company and food industry developed during his 34-year career with the Company.

STEVEN A. WHITE, age 63, director since 2014.

Mr. White is President, Special Counsel to CEO Comcast Cable, for Comcast Corporation (NASDAQ: CMCSA), an entertainment and communications company, a position he has held since December 2020. He served Comcast as President, Comcast West Division from 2009 to December 2020, as Regional Senior Vice President, Comcast California from 2007 to 2009, and as Regional Senior Vice President, Comcast Mid-South Region from 2002 to 2007. Mr. White was Regional Vice President of AT&T Broadband, LLC from 2000 to 2002 and Regional Vice President of Telecommunications, Inc. from 1997 to 2000. His prior experience includes various marketing positions with Colgate-Palmolive Company (NYSE: CL) from 1991 to 1997. Mr. White is a member of the Board of Directors of W.W. Grainger, Inc. (NYSE: GWW), Lake Forest, Illinois. Mr. White brings significant expertise in digital commerce and consumer product marketing to the Board, as well as experience as the President of a large business.

RAYMOND G. YOUNG, age 62, director since 2023.

Mr. Young retired from Archer-Daniels-Midland Company (NYSE: ADM), a global leader in human and animal nutrition and the world’s premier agricultural origination and processing company, in December 2022. He served ADM as Vice Chairman from April 2022 to December 2022 and as Chief Financial Officer from December 2010 to April 2022. Mr. Young was with General Motors Company (NYSE: GM), a global producer of vehicles, from 1986 to 2010, where he served in various senior executive roles, including as its President of the Mercosur Region of South America from 2004 to 2007, its Chief Financial Officer from 2008 to 2009 and as Vice President, International Operations, based in China, in 2010. Mr. Young is a member of the Board of Directors of International Paper Company (NYSE: IP), Memphis, Tennessee, Marsh & McLennan Companies, Inc. (NYSE: MMC), and the American Cancer Society Illinois Division, Chicago, Illinois. Mr. Young brings extensive expertise in finance and related functions to the Board, as well as significant knowledge of international operations, food and nutrition business and corporate development.

MICHAEL P. ZECHMEISTER, age 57, director since 2023.

Mr. Zechmeister is Chief Financial Officer of C.H. Robinson Worldwide, Inc. (NASDAQ: CHRW), a global logistics company, a position he has held since September 2019. He was Chief Financial Officer of United Natural Foods, Inc. (NYSE: UNFI), a distributor of grocery and non-food products in North America, from September 2015 to August 2019. Mr. Zechmeister was with General Mills, Inc. (NYSE: GIS), a global manufacturer and marketer of branded consumer foods, from 1990 to 2015, where he served in various finance executive roles, including as its Vice President, Finance, U.S. Retail Sales from 2007 to 2010, its Vice President and Treasurer from 2010 to 2012 and as Vice President, Finance, Yoplait USA from 2012 to 2015. Mr. Zechmeister is a member of the Board of Advisors of Carlson School of Management, University of Minnesota, Minneapolis, Minnesota. Mr. Zechmeister brings extensive expertise in finance and related functions to the Board, as well as significant knowledge of corporate development, logistics and the food industry.

No family relationship exists between any of the director nominees or executive officers of the Company.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines which include the following:

●	At all times a substantial majority of the Board will be independent, as that term is defined in relevant law and the NYSE listing standards;

●	Directors who (1) retire from or change their principal employment, (2) resign or are removed from, or fail to be re-elected to, the board of directors of any other public company, or (3) take action that creates a conflict of interest with the Company, must submit a letter of resignation from the Board. The Board may accept or reject a letter of resignation;

●	It is the Board’s general policy that no person may stand for election to the Board after reaching age 72;

●	It is the Board’s general policy that Board members shall not serve on more than three other company boards;

●	The Board and Board committees will conduct annual self-evaluations. This self-evaluation process currently includes the completion and anonymous submission of Board and Board committee assessment surveys by all Board members and personal interviews conducted by the Lead Director with all Board members;

●	Directors participate in an annual strategic planning retreat, which provides directors a detailed overview of the Company’s strategic business plans and an opportunity to access senior management of the Company;

●	All independent directors will typically meet in executive session at the end of every regular Board meeting but in all circumstances at least quarterly;

●	The Compensation Committee will evaluate the Chief Executive Officer’s (“CEO’s”) performance annually. This evaluation is based in part on a self-evaluation by the CEO, which is reviewed by all the nonemployee directors. The annual evaluation will take into account the CEO’s performance measured against established goals. After the process has been completed, the Compensation Committee will set the CEO’s compensation and obtain the Board’s ratification of such compensation;

●	Directors will have full access to officers and employees of the Company; and

●	The Board and each committee have the power to hire independent legal, financial or other advisers, without consulting or obtaining the approval of any officer of the Company.

The Company’s Corporate Governance Guidelines may be found on the Company’s Web site at www.hormelfoods.com under “Investors - Governance - Governance Documents.”

Board Leadership Structure

The Board takes a flexible approach to the issue of whether the offices of Chairman and CEO should be separate or combined. This approach allows the Board to regularly evaluate whether it is in the best interests of the Company for the CEO or another director to hold the position of Chairman.

Mr. Snee currently serves as both Chairman and CEO of the Company. The Board believes there are important advantages to Mr. Snee serving in both roles at this time. Mr. Snee is the director most familiar with the Company’s business and industry and best situated to propose the Board’s agendas and lead Board discussions on important matters. Mr. Snee provides a strong link between management and the Board, which promotes clear communication and enhances strategic planning and implementation of corporate strategies. Another advantage is the clarity of leadership provided by one person representing the Company to employees, stockholders and other stakeholders.

When the Chairman is not an independent director, the Board will appoint an independent “Lead Director.” The Governance Committee recommends an independent director for election as Lead Director and periodically reviews the Lead Director’s tenure.

Mr. Newlands has been the Lead Director since the end of the Board meeting held January 31, 2023. Mr. Policinski was the Lead Director from September 2016 through the end of the Board meeting held January 31, 2023. The duties of the Lead Director include the following:

●	Serve as a liaison between the Chairman and the nonemployee directors;

●	Serve as a liaison among the nonemployee directors;

●	Provide input to the Chairman on the preparation of Board meeting agendas, including content, sequence, and time allocations;

●	Have the authority to call meetings of the nonemployee directors, with advance notice of such meetings to be given to the Chairman;

●	Preside at meetings of the Board in the absence of the Chairman;

●	Preside at executive sessions of the nonemployee or independent directors;

●	In conjunction with the Governance Committee, take an active role in the Board’s annual self-evaluation; and

●	In conjunction with the Compensation Committee, take an active role in the annual evaluation of the CEO.

The independent directors who chair the Company’s Audit, Compensation and Governance Committees also provide leadership to the Board in their assigned areas of responsibility. The Board believes the substantial majority of independent directors on the Board, use of an independent Lead Director, independent Committee chairs and executive sessions of the independent directors safeguard the independent governance of the Board.

Code of Ethical Business Conduct

The Company has adopted a Code of Ethical Business Conduct that covers its directors, officers and employees. This Code of Ethical Business Conduct may be found on the Company’s Web site at www.hormelfoods.com under “Investors - Governance - Governance Documents.”

Stock Ownership Guidelines

The Company’s officers and directors are subject to stock ownership guidelines. Officers are required to hold shares of Company stock with a value equal to their five-year average base salary times a multiple of 1.5 to 5, depending on position. Directors need to hold shares of Company stock with a value equal to their five-year average annual Board retainer times a multiple of 5. For both officers and directors, the required stock ownership value is divided by the five-year average Company stock price, based on fiscal year end prices, to calculate the number of shares to be held. The Company’s officers and directors must hold all shares of Company stock acquired (net of shares withheld or sold to fund an option exercise or satisfy withholding taxes) until their stock ownership guidelines have been met.

The value of shares individually owned and shares held in Company benefit plans are counted toward the guidelines. Individual ownership of shares is determined under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Stock options, restricted stock units and restricted shares are not counted toward the guidelines.

Officers and directors have approximately five years from their initial election to comply with the guidelines. Officers promoted to a level requiring higher stock ownership under the guidelines have five years to achieve compliance. All officers and directors who are currently subject to the guidelines are in compliance with the guidelines.

Stock Pledging and Hedging Policies

The Company has a pledging policy which prohibits officers and directors from holding Company stock in a margin account or pledging Company stock as collateral for a loan.

The Company has adopted a policy prohibiting hedging. The policy prohibits employees, officers and directors of the Company, and their designees, from purchasing any financial instruments (including without limitation prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities granted to the employee, officer or director as compensation or held directly or indirectly by the employee, officer or director.

Board Independence

The Company’s Corporate Governance Guidelines require that a substantial majority of the Company’s directors be independent. The NYSE listing standards require that a majority of the Company’s directors be independent and that the Audit, Compensation and Governance Committees be comprised entirely of independent directors. The Board of Directors has adopted standards to assist it in making the annual determination of each director’s independence status. These Director Independence Standards are consistent with the NYSE listing standards. The Director Independence Standards are posted on the Company’s Web site at www.hormelfoods.com under “Investors - Governance - Governance Documents.” A director will be considered “independent” if he or she meets the requirements of the Director Independence Standards and the independence criteria in the NYSE listing standards.

The Board of Directors has affirmatively determined that the following directors have no direct or indirect material relationship with the Company and satisfy the requirements to be considered independent:

Prama Bhatt	Susan K. Nestegard*	Sally J. Smith
Gary C. Bhojwani	William A. Newlands	Steven A. White
Stephen M. Lacy	Christopher J. Policinski	Raymond G. Young
Elsa A. Murano	Jose Luis Prado	Michael P. Zechmeister

* not standing for reelection to the Board of Directors when term expires on January 30, 2024

The Board of Directors also has determined that each of the Company’s Audit, Compensation and Governance Committees is composed solely of independent directors. In making the independence determinations, the Board reviewed all of the directors’ relationships with the Company. This review is based primarily on a review of the responses of the directors to questions regarding employment, business, family, compensation and other relationships with the Company and its management. In making the independence determination for Mr. White, the Board considered the relationship arising out of the transactions in the ordinary course of business between the Company and Comcast Corporation, a service provider to the Company. The Board determined that this relationship was not material and did not impair Mr. White’s independence. The dollar amount of the Company’s transactions with Comcast Corporation is well below the thresholds for commercial transactions under the independence criteria in the NYSE listing standards. In making the independence determination for Mr. Zechmeister, the Board considered the relationship arising out of the transactions in the ordinary course of business between the Company and C.H. Robinson Worldwide, Inc., a service provider to the Company. The Board determined that this relationship was not material and did not impair Mr. Zechmeister’s independence. The dollar amount of the Company’s transactions with C.H. Robinson Worldwide, Inc. is well below the thresholds for commercial transactions under the independence criteria in the NYSE listing standards.

Board of Director and Committee Meetings

Board of Directors and Committees - The Board of Directors conducts its business through meetings of the Board and its committees. The Lead Director presides at executive sessions of the nonemployee or independent directors. The Board held eight meetings during fiscal 2023. Each director attended at least 75% of the total meetings during the fiscal year of the Board and Board committees on which he or she served.

The Board of Directors has established the following Board committees: Audit, Compensation and Governance. The following table shows membership for each committee from the start of fiscal 2023 through March 26, 2023.

Name	Audit Committee(1)	Compensation Committee	Governance Committee
Prama Bhatt	X
Gary C. Bhojwani		X	X*
Terrell K. Crews	X
Stephen M. Lacy	X	X*
Elsa A. Murano			X
Susan K. Nestegard			X
William A. Newlands	X	X
Christopher J. Policinski		X	X
Jose Luis Prado	X
Sally J. Smith	X*	X
Steven A. White		X	X

* Committee Chair

(1)	Mr. Crews served on the Audit Committee until his term expired on January 31, 2023.

The following table shows membership for each committee from March 27, 2023 through the end of fiscal 2023 and meeting information for each committee for fiscal 2023.

Name	Audit Committee	Compensation Committee	Governance Committee
Prama Bhatt		X
Gary C. Bhojwani			X*
Stephen M. Lacy	X	X*
Elsa A. Murano			X
Susan K. Nestegard		X
William A. Newlands	X		X
Christopher J. Policinski		X
Jose Luis Prado			X
Sally J. Smith	X*	X
Steven A. White	X		X
Raymond G. Young	X		X
Michael P. Zechmeister	X	X
Total Meetings in Fiscal 2023	8	6	4

* Committee Chair

Each of the Audit, Compensation and Governance Committees has adopted and operates under a written charter. These charters may be found on the Company’s Web site at www.hormelfoods.com under “Investors - Governance - Governance Documents.”

Audit Committee - Each member of the Audit Committee is financially literate as determined by the Board of Directors. The Board also determined that Mr. Lacy, Ms. Smith, Mr. Young and Mr. Zechmeister each is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission (“SEC”). The duties of the Audit Committee include the following:

●	Select and evaluate the performance of the independent registered public accounting firm;

●	Discuss with the internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits;

●	Ensure that the independent registered public accounting firm is accountable to the Committee and that the firm has no relationship with management or the Company that would impair its independence;

●	Review and discuss with management and the external auditors the quarterly and annual financial statements of the Company;

●	Review and oversee procedures for the handling of complaints received by the Company regarding accounting, internal controls or auditing matters, including the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

●	Provide an open avenue of communication between the internal auditors, the external auditors, Company management and the Board;

●	Oversee the Company’s risk management function, including the steps management takes to manage the Company’s key areas of risk; and

●	Oversee the Company’s compliance function, including the Company’s compliance program and the Code of Ethical Business Conduct.

Compensation Committee - The duties of the Compensation Committee include the following:

●	Establish compensation arrangements for the CEO and all other senior officers of the Company;

●	Engage a compensation consultant to review the Company’s compensation programs;

●	Make recommendations to the Board regarding incentive compensation and equity-based compensation plans, and administer such plans;

●	Make recommendations to the Board regarding compensation to be paid to the Company’s directors; and

●	Establish investment policies for the Company’s defined benefit pension plans, and periodically review investments for consistency with those policies.

Governance Committee - The duties of the Governance Committee include the following:

●	Establish criteria for new directors and evaluate potential candidates;

●	Make recommendations to the Board regarding the composition of Board committees;

●	Make recommendations to the Board of an independent director for election as Lead Director and review the Lead Director’s tenure;

●	Review the Company’s executive succession plans;

●	Periodically assess the Company’s Corporate Governance Guidelines, as well as the Company’s adherence to them;

●	Monitor the Company’s overall approach to environmental, social and governance (“ESG”) matters;

●	Evaluate objectives and policies regarding the Company’s management of its human resources; and

●	Oversee the annual evaluation of the Board.

Board Role in Risk Oversight

The Board of Directors takes an active role in risk oversight. The Board administers its risk oversight function through the full Board and each of its committees. Management of the Company, which is responsible for day-to-day risk management, maintains an enterprise risk management (“ERM”) process. The ERM process is designed to identify and assess the Company’s risks globally and develop steps to mitigate and manage risks. The Board receives regular reports on the ERM process.

The Board’s oversight of risk includes engaging in an annual strategic planning retreat with senior management, approving annual operating plans and strategic plans, and approving significant transactions. In addition, the Board receives regular reports on the Company’s overall business, specific segments and financial results, as well as specific presentations on topics relating to risks and risk management.

The Audit Committee assists the Board with its risk oversight in a variety of areas, including financial reporting, internal controls, cybersecurity, and legal and regulatory compliance. The Audit Committee has oversight of the Company’s internal audit, risk management and compliance functions, including oversight of the Company’s Code of Ethical Business Conduct. The Audit Committee also appoints the independent registered public accounting firm and approves the services it provides to the Company. The Compensation Committee oversees risk in connection with compensation programs, including incentive compensation plans and equity-based plans. The Governance Committee oversees risk in connection with corporate governance practices. All of these committees make regular reports of their activities to the full Board.

The Board believes that its oversight of risk is enhanced by its current leadership structure because our Chairman and CEO, who is ultimately responsible for the Company’s risk management, also chairs the Board meetings and with his in-depth knowledge of the Company is well positioned to bring key business risks and issues to the attention of the full Board.

Policy Regarding Attendance at Annual Meetings

The Company encourages, but does not require, its Board members to attend the Annual Meeting of Stockholders. Last year nine of the twelve then-serving directors of the Company attended the virtual Annual Meeting of Stockholders.

Board Communication

Interested parties may communicate with the Board of Directors by sending a letter directed to the Board of Directors, nonemployee directors or specified individual directors, addressed to: Brian D. Johnson, Vice President and Corporate Secretary, 1 Hormel Place, Austin, Minnesota 55912. All communications, whether signed or anonymous, will be directed to the Lead Director or the Chair of one of the committees based on the subject matter of the communication, or to the nonemployee directors or the specified directors, if so directed.

COMPENSATION OF DIRECTORS

In fiscal 2023, the Company provided the following elements of compensation to nonemployee directors:

●	Annual retainer of $100,000;

●	Additional annual retainer of $30,000 for Lead Director;

●	Additional annual retainer of $25,000 for chair of the Audit Committee;

●	Additional annual retainer of $10,000 for Audit Committee members;

●	Additional annual retainer of $20,000 for chair of the Compensation Committee;

●	Additional annual retainer of $7,500 for Compensation Committee members;

●	Additional annual retainer of $15,000 for chair of the Governance Committee;

●	Additional annual retainer of $5,000 for Governance Committee members; and

●	An award of restricted shares of Company common stock having a value of $160,000 on February 1 based on the NYSE closing price for the stock at the end of that day (rounded to the nearest whole share number), subject to a restricted period which expires upon the date of the Company’s next annual stockholders meeting.

The retainers are paid half on February 1 and half on August 1. These payments and the equity award are made on the first business day after February 1 and August 1 if those dates fall on a non-business day.

Nonemployee directors first elected to the Board other than at the annual stockholders meeting receive a prorated annual retainer and award of restricted shares based on the number of regular Board meetings scheduled from the time the director joins the Board to the next annual stockholders meeting out of the total number of regular Board meetings between annual stockholders meetings. The restricted period for restricted shares awarded to newly elected nonemployee directors expires upon the date of the second succeeding annual stockholders meeting.

Nonemployee directors appointed as a new Committee Chair or member receive a pro-rated annual Committee retainer based on the number of regular Board meetings scheduled from the time the director takes the new Committee assignment to the next annual stockholders meeting out of the total number of regular Board meetings between annual stockholders meetings.

The NYSE closing price of the Company’s stock was $45.34 on February 1, 2023. This price resulted in an award of 3,529 restricted shares of Company common stock to each nonemployee director on that date.

On March 27, 2023, in connection with their election to the Board, Mr. Young and Mr. Zechmeister received an award of restricted shares of Company common stock having a value of $160,000. The NYSE closing price of the Company’s stock was $38.97 on March 27, 2023. This price resulted in an award of 4,106 restricted shares of Company common stock (after rounding to the nearest whole number) to each of Mr. Young and Mr. Zechmeister, subject to a restricted period that expires upon the date of the Company’s 2025 annual stockholders meeting.

The awards of restricted shares on February 1, 2023 and March 27, 2023 were made pursuant to the terms of the stockholder-approved Hormel Foods Corporation 2018 Incentive Compensation Plan (“Incentive Compensation Plan”). Each nonemployee director and the Company entered into a Restricted Stock Award Agreement consistent with the Incentive Compensation Plan. Directors receive declared dividends on, and are entitled to vote, the restricted shares prior to vesting.

Nonemployee directors may defer all or a portion of retainer and meeting fees under the Company’s Nonemployee Director Deferred Stock Subplan pursuant to the Incentive Compensation Plan. Deferred fees times 105% are credited as stock units under the plan. The stock units have the same value as Company common stock and receive dividend equivalents. Stock units become payable in shares of Company common stock following termination of service as a director.

Directors who are employees of the Company receive no additional compensation for service on the Board pursuant to Compensation Committee policy.

The Compensation Committee reviews the compensation to be paid to the Company’s nonemployee directors. The Committee uses a compensation consultant, Pearl Meyer, to provide advice regarding nonemployee director compensation. The consultant analyzes each element of director compensation and total director compensation for the same peer group of companies which is used to evaluate executive compensation. See “How Compensation Decisions are Made” on page 20 for a list of these peer companies. The Committee reviews the consultant’s report of competitive director compensation and determines whether to recommend to the Board a change in the Company’s nonemployee director compensation. If such a change is recommended by the Committee, the full Board would then determine whether to ratify the change.

The Compensation Committee’s current policy is to review nonemployee director compensation every other year. After this process was completed in late 2022, the Company’s nonemployee director compensation policy was modified to increase the annual retainer to $100,000 and to increase the additional annual retainer for Lead Director to $30,000, effective February 1, 2023. The next regular review of nonemployee director compensation is scheduled to take place in late 2024.

The fiscal 2023 compensation of our nonemployee directors is shown in the following table.

DIRECTOR COMPENSATION FOR FISCAL 2023

Name(1)	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2) (3)	All Other Compensation ($)(4)	Total ($)
Prama Bhatt	107,500	160,005	-	267,505
Gary C. Bhojwani	115,000	160,005	8,612	283,617
Terrell K. Crews(5)	-	-	1,623	1,623
Stephen M. Lacy	130,000	160,005	5,000	295,005
Elsa A. Murano	105,000	160,005	-	265,005
Susan K. Nestegard	107,500	160,005	15,378	282,883
William A. Newlands	145,000	160,005	15,474	320,479
Christopher J. Policinski	107,500	160,005	31,688	299,193
Jose Luis Prado	105,000	160,005	7,591	272,596
Sally J. Smith	132,500	160,005	21,963	314,468
Steven A. White	115,000	160,005	21,416	296,421
Raymond G. Young	115,000	160,011	-	275,011
Michael P. Zechmeister	117,500	160,011	-	277,511

(1)	Consists of annual retainer and additional annual retainers for Lead Director, committee chairs, and committee members. Includes amounts voluntarily deferred under the Company’s Nonemployee Director Deferred Stock Subplan pursuant to the Incentive Compensation Plan.

(2)	Consists of the aggregate grant date fair value of restricted stock awarded to each nonemployee director in fiscal 2023, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (Compensation – Stock Compensation) (“FASB ASC Topic 718”). Each nonemployee director on February 1, 2023 received a grant of 3,529 shares of restricted stock. Mr. Young and Mr. Zechmeister each received a grant of 4,106 shares of restricted stock when they joined the Board on March 27, 2023. The grant date fair value is based on the NYSE closing price of our common stock on the grant date, which was $45.34 on February 1, 2023 and $38.97 on March 27, 2023.

(3)	As of October 29, 2023, nonemployee directors held the following number of unvested shares of restricted stock:

Name	Unvested Shares of Restricted Stock (#)
Prama Bhatt	3,529
Gary C. Bhojwani	3,529
Terrell K. Crews	-
Stephen M. Lacy	3,529
Elsa A. Murano	3,529
Susan K. Nestegard	3,529
William A. Newlands	3,529
Christopher J. Policinski	3,529
Jose Luis Prado	3,529
Sally J. Smith	3,529
Steven A. White	3,529
Raymond G. Young	4,106
Michael P. Zechmeister	4,106

(4)	Consists of (a) dividend equivalents paid on stock units under the Company’s Nonemployee Director Deferred Stock Subplan pursuant to the Incentive Compensation Plan and the 2009 Nonemployee Director Deferred Stock Plan, and (b) matching gifts to educational institutions made by the Company on behalf of directors as follows: Mr. Lacy - $5,000; Mr. Newlands - $10,000. This matching gift program was available to all full-time and retired employees and directors of the Company until discontinued in the later part of fiscal 2023.

(5)	Mr. Crews’ term expired on January 31, 2023.

ITEM 2 – AMENDMENT OF THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO ALLOW FOR EXCULPATION OF OFFICERS AS PERMITTED BY DELAWARE LAW

Effective August 1, 2022, the State of Delaware, which is the Company’s state of incorporation, enacted legislation that enables Delaware corporations to limit the liability of certain of their officers in limited circumstances, as permitted under Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”). In light of this legislation, the Board of Directors recommends the stockholders approve an amendment to Article Eleventh of the Company’s Restated Certificate of Incorporation (“Amendment”) to allow for exculpation of certain of the Company’s officers. Currently, Article Eleventh of the Company’s Restated Certificate of Incorporation contains a provision eliminating the personal liability of the Company’s directors for monetary damages or for breach of the fiduciary duty of care, to the fullest extent permitted by the DGCL as it now exists or may hereafter be amended.

The proposed Amendment is aligned with the narrow class and type of claims for which certain officers’ liability can be exculpated under Section 102(b)(7) of the DGCL. Accordingly, the proposed Amendment would only permit exculpation for direct claims (as opposed to derivative claims made by stockholders on behalf of the Company) and would not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. The officers who would be covered by the proposed Amendment include any officer who, during the course of conduct alleged to be wrongful, (i) is or was the Company’s president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer, or chief accounting officer; (ii) is or was identified in the Company’s public filings with the SEC as a named executive officer; or (iii) has, by written agreement with the Company, consented to being identified as an officer for purposes of service of process.

In considering whether to propose the Amendment, the Board of Directors considered that the role of an officer (like the role of a director) requires time-sensitive decision-making on critical matters that can lead to substantial risk of investigations, claims, actions, lawsuits, or proceedings seeking to impose liability on the basis of hindsight, especially in the current litigious environment and despite the absence of any underlying merit. The Board of Directors believes the proposed Amendment better aligns the protections available to the Company’s officers with those currently available to the Company’s directors and it would avoid the risk of plaintiffs’ lawyers adding officers to direct claims relating to breaches of the duty of care, which can lead to increased litigation and insurance costs. As a result, the proposed Amendment would better position the Company to continue to attract and retain top executive talent by providing protection against the potential exposure to liabilities and costs of defense tied to such claims. For these reasons, and taking into account the limits on the types of claims for which officers’ liability would be exculpated, the Board of Directors determined that approval of the Amendment to allow for exculpation of certain of the Company’s officers is advisable and in the best interests of the Company and the stockholders.

If the stockholders approve the Amendment, it will become effective upon the filing of the Certificate of Amendment with the Delaware Secretary of State, which the Company anticipates doing immediately following stockholder approval. Other than the replacement of the existing Article Eleventh, the remainder of the Company’s Restated Certificate of Incorporation will remain unchanged after effectiveness of the Amendment. In addition, the Company intends to file a new Restated Certificate of Incorporation to integrate the Amendment (if approved) into a single document. A copy of the proposed Amendment is included in the Certificate of Amendment of Restated Certificate of Incorporation attached as Exhibit A to this proxy statement.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for approval of the amendment to the Company’s Restated Certificate of Incorporation set forth in the Certificate of Amendment of Restated Certificate of Incorporation attached as Exhibit A to this proxy statement. The Board of Directors of the Company recommends a vote FOR the approval of the Amendment. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

AUDIT COMMITTEE REPORT AND
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Committee has the sole authority to appoint or replace the Company’s independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee.

The Audit Committee has reviewed and discussed the Company’s fiscal year 2023 audited financial statements with management and with Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm. The Committee also has discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has received from Ernst & Young the written disclosures and the letter required by the applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Committee concerning independence, and has discussed with Ernst & Young its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the fiscal year 2023 audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended October 29, 2023, for filing with the SEC.

THE AUDIT COMMITTEE

Sally J. Smith, Chair	Steven A. White
Stephen M. Lacy	Raymond G. Young
William A. Newlands	Michael P. Zechmeister

Independent Registered Public Accounting Firm Fees

The following table shows aggregate fees billed to the Company for fiscal years ended October 29, 2023 and October 30, 2022 by Ernst & Young, our independent registered public accounting firm.

	Fiscal 2023	Fiscal 2022
Audit fees	$2,674,325	$2,345,550
Audit-related fees	$303,400	$171,650
Tax fees	$0	$0
All other fees	$0	$0

Audit Fees - Audit fees are for the audit of the Company’s financial statements and the audit of internal control over financial reporting for fiscal years 2023 and 2022. Audit fees also include reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q and statutory audits required internationally.

Audit-Related Fees - Audit-related fees are for services related to the performance of the audit. These services consist of benefit plan audits. Additional fees were incurred in fiscal 2023 due to additional audits relating to a change in fiscal year for benefit plans.

Audit Committee Preapproval Policies and Procedures

The Audit Committee has adopted policies and procedures requiring preapproval by the Committee of audit and nonaudit services provided to the Company by the independent registered public accounting firm. The Committee preapproved all of the services performed by Ernst & Young during fiscal years 2023 and 2022. The Committee approves all audit and nonaudit fees in advance.

ITEM 3 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors appointed Ernst & Young as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending October 27, 2024. Ernst & Young has served as the Company’s public auditors since 1931. The Audit Committee believes that the continued retention of Ernst & Young to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders.

At the annual meeting, stockholders will be asked to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending October 27, 2024. Stockholder approval of this appointment is not required. The Board is requesting ratification in order to obtain the views of the Company’s stockholders. If the appointment is not ratified, the Audit Committee may reconsider its selection. Representatives of Ernst & Young are expected to attend the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Ratification of this appointment will require the affirmative vote of the majority of the shares of common stock represented in person or by proxy at the meeting. The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Information as to the persons or groups known by the Company to be beneficial owners of more than five percent of the Company’s common stock, as of December 1, 2023, is shown below:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
The Hormel Foundation 329 North Main Street, Suite 102L, Austin, Minnesota 55912	256,433,116	(1)	46.89%
The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, Pennsylvania 19355	35,456,214	(2)	6.48%
BlackRock, Inc. 55 East 52nd Street, New York, New York 10055	29,202,867	(3)	5.34%

(1)	The Hormel Foundation (“Foundation”) holds 29,909,612 of such shares as individual owner and 226,523,504 of such shares as trustee of various trusts. The Foundation, as trustee, votes the shares held in trust. The Foundation has a remainder interest in all of the shares held in trust. The remainder interest consists of principal and accumulated income in various trusts. These interests are to be distributed when the trusts terminate upon the death of designated beneficiaries, or upon the expiration of twenty-one years after the death of such designated beneficiaries.

The Foundation was converted from a private foundation to a public foundation on December 1, 1980. The Certificate of Incorporation and Bylaws of the Foundation provide for a Board of Directors, a majority of whom represent nonprofit agencies to be given support by the Foundation. Each member of the Board of Directors of the Foundation has equal voting rights. Members of the Board of Directors of the Foundation are: Vice Chair and Acting Chair, Bonnie B. Rietz, former Mayor of the City of Austin; Treasurer and Acting Vice Chair, Roland G. Gentzler, former Vice President, Finance and Treasurer of Hormel Foods; Secretary, Steven T. Rizzi, Jr., Attorney, Austin; Diane B. Baker, CEO of YMCA of Austin, Minnesota, appointed by the YMCA of Austin; Dr. Mark R. Ciota, former President and Chief Executive Officer of Mayo Clinic Health System-Albert Lea and Austin, appointed by Mayo Clinic Health System-Austin; Dr. Robert C. Clarke, Executive Director, The Hormel Institute, Austin, appointed by the University of Minnesota, Hormel Institute; Thomas J. Dankert, Director of

Administrative Services for the City of Austin, appointed by the City of Austin; Jon W. Erichson, former City Engineer and Public Works Director for the City of Austin; Nitaya C. Jandragholica, Cultural Liaison and Spanish Interpreter, Mower County; Michelle M. King, Attorney, Mower County; Randall J. Kramer, Certified Financial Planner, Austin; Molly S. Lanke, Executive Director, United Way of Mower County, Inc., appointed by the United Way of Mower County; Dr. Kathleen Linaker, President, Riverland Community College, appointed by the Riverland Community College Austin campus; Dr. Joey M-H Page, Superintendent of Austin Public Schools, appointed by Austin Public Schools; Richard R. Pavek, Executive Director, Cedar Valley Services, Inc., Austin, appointed by Cedar Valley Services; Sara Y. Salas-Ramirez, Executive Director, Parenting Resource Center, Inc., Austin, appointed by the Parenting Resource Center; James P. Snee, Chairman of the Board, President and CEO of Hormel Foods; and Major Jeffrey L. Strickler, Commanding Officer, The Salvation Army of Austin, appointed by the Salvation Army of Austin. Currently on a leave of absence from the Board of Directors of the Foundation is Jeffrey M. Ettinger, former Chairman of the Board, President and CEO of Hormel Foods.

(2)	Based on information provided in Amendment No. 6 to a Schedule 13G filed with the SEC on February 9, 2023, The Vanguard Group, Inc. reported it has shared power to vote 432,817 shares, sole power to dispose of 34,242,799 shares, and shared power to dispose of 1,213,415 shares.

(3)	Based on information provided in Amendment No. 3 to a Schedule 13G filed with the SEC on February 1, 2023, BlackRock, Inc. reported it has sole power to vote 27,279,720 shares and sole power to dispose of 29,202,867 shares.

SECURITY OWNERSHIP OF MANAGEMENT

Information as to beneficial ownership of the Company’s common stock by directors, nominees, executive officers of the Company named in the Summary Compensation Table on page 28, and all current directors and executive officers of the Company as a group as of December 1, 2023, is shown below:

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares(1)	Right to Acquire Within 60 Days(2)	Percent of Class
Prama Bhatt	14,955	-	*
Gary C. Bhojwani	52,019	-	*
Deanna T. Brady(3)	53,258	349,381	*
Mark A. Coffey(3)	54,176	191,379	*
Stephen M. Lacy	76,880	-	*
Elsa A. Murano	102,698	-	*
Kevin L. Myers(3)	30,445	277,754	*
Susan K. Nestegard	100,720	-	*
William A. Newlands	25,296	-	*
Christopher J. Policinski	94,050	-	*
Jose Luis Prado	21,386	-	*
Jacinth C. Smiley(3)	-	48,575	*
Sally J. Smith	66,710	-	*
James P. Snee(3)	214,318	1,525,070	*
Steven A. White	64,165	-	*
Raymond G. Young	4,106	-	*
Michael P. Zechmeister	4,106	-	*
All Directors and Executive Officers as a Group (22 persons)(3)	1,047,315	2,728,015	0.69%

                 * One percent or less.

(1)	Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares of the Company’s common stock have sole voting and investment powers with respect to the shares. None of the shares are pledged as security. Holdings are rounded to the nearest full share.

(2)	Consists of shares subject to stock options exercisable on or within 60 days of December 1, 2023, RSUs which vest pursuant to the vesting schedule on or within 60 days of December 1, 2023, and RSUs eligible for vesting due to a qualified retirement on or within 60 days of December 1, 2023.

(3)	Shares listed as beneficially owned include, where applicable, shares allocated to participants’ accounts under the Hormel Tax Deferred Investment Plan A – 401(k) and a pro-rata share of unallocated shares held in the Company’s Joint Earnings Profit Sharing Trust for the benefit of participants.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that follows this report. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended October 29, 2023.

THE COMPENSATION COMMITTEE

Stephen M. Lacy, Chair	Christopher J. Policinski
Prama Bhatt	Sally J. Smith
Susan K. Nestegard	Michael P. Zechmeister

COMPENSATION DISCUSSION AND ANALYSIS

Our executive compensation program aims to attract, retain, and reward high caliber management talent who will lead our business and drive long-term stockholder value. This Compensation Discussion and Analysis outlines our 2023 executive compensation philosophy and objectives, describes the elements of our executive compensation program, and explains how the Compensation Committee of the Board of Directors arrived at its compensation decisions for our 2023 named executive officers (“NEOs”) listed below:

NEO	Position/Title
James P. Snee	Chairman of the Board, President and Chief Executive Officer
Jacinth C. Smiley	Executive Vice President and Chief Financial Officer
Deanna T. Brady	Executive Vice President, Retail
Kevin L. Myers	Senior Vice President, Research and Development and Quality Control
Mark A. Coffey	Group Vice President, Supply Chain

Executive Summary

2023 Business Highlights

The Compensation Committee believes the Company’s executive compensation programs have been effective at incenting the achievement of strong financial performance and long-term returns to stockholders. Fiscal 2023 net sales exceeded $12 billion for the second consecutive year. The Company overcame challenging operating conditions in fiscal 2023 to achieve net earnings slightly under $800 million, with $1.45 diluted earnings per share (“EPS”), and operating cash flows in excess of $1 billion. Our fourth quarter earnings release and annual report provide more details on the Company’s financial performance.

The Company’s financial performance has led to strong returns to the Company’s stockholders over a longer-term horizon.  The chart below shows how the Company’s stock outperformed the Standard & Poor’s (“S&P”) 500 Packaged Foods and Meats Index in total return for the ten-year period ended October 27, 2023, the last trading day in fiscal 2023. A decline in the Company’s stock price in the last year led to the underperformance compared to the Dow-Jones Industrials 30 Stock Average and the S&P 500 Index for the same ten-year horizon and to all three indexes for the shorter time periods shown in the chart.

COMPARISON OF TOTAL RETURN*
Ended 10/27/2023	1-Year	2-Year	3-Year	5-Year	10-Year
Hormel Foods	-31.2%	-11.7%	-12.1%	-3.2%	5.8%
S&P 500 Packaged Foods and Meats	-13.2%	0.5%	1.8%	5.3%	5.5%
Dow-Jones Industrials 30 Stock Average	-1.4%	-4.9%	4.6%	5.6%	7.6%
S&P 500	7.3%	-3.9%	7.6%	11.0%	11.0%

* The chart indicates total shareholder return for each period based on a $100 investment in the stock or index, including reinvestment of dividends.

In fiscal 2023, the Company paid a record amount of dividends to stockholders. In November 2023, the Company announced a $0.03 per share (2.7%) increase to its annual dividend rate, making the new dividend $1.13 per share. This represents the 58th consecutive annual dividend increase.

2023 Say-on-Pay

At the 2023 Annual Meeting of Stockholders, the Company provided stockholders an advisory vote on executive compensation. The stockholders approved, on an advisory basis, the compensation of the Company’s NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Company’s 2023 annual meeting proxy statement. Of the shares voted for or against the Company’s executive compensation, 97.56% voted in favor.

The Compensation Committee took into account the result of the stockholder vote in determining executive compensation policies and decisions since that vote. The Committee viewed the vote as an expression of the stockholders’ general satisfaction with the Company’s current executive compensation programs. While the Committee considered this stockholder satisfaction in determining to continue the Company’s executive compensation programs for fiscal 2023, decisions regarding incremental changes in individual compensation were made in consideration of the factors described below.

Consistent with the stockholders’ preference expressed in voting at the 2023 Annual Meeting of Stockholders, the Company’s Board of Directors determined that an advisory vote on the compensation of the Company’s NEOs will be conducted every year.

2023 Compensation Decisions and Outcomes

The Compensation Committee took several actions in 2023 to ensure market-competitive NEO compensation, emphasizing performance-based compensation programs tied directly to value creation for the Company’s stockholders. The Committee approved salary increases, Operators’ Shares grants, annual incentive plan (“AIP”) award target amounts, restricted stock units (“RSUs”) awards, and stock option grants for the NEOs and other key executives. The Committee redesigned the long-term incentive plan (“LTIP”) performance awards. The resulting fiscal 2023 compensation levels for the NEOs are detailed in the Summary Compensation Table on page 28 and the supporting tables that follow. At target performance, NEO total direct compensation is approximately the median of market consensus data.

Based on our actual performance results for fiscal 2023, NEO compensation relative to target was as follows:

●	Operators’ Shares were 22% below target, tied directly to the Company’s underachievement on EPS;

●	Actual AIP payouts for the NEOs were 62% of target, on average. As described below, 2023 AIP awards were tied to the achievement of a combination of Company earnings before interest and taxes (“EBIT”), Segment Profit, Net Sales, Asset Management performance results, and ESG metrics; and

●	The performance period for the LTIP awards made in 2020 ended June 30, 2023. The Company’s three-year total shareholder return (“TSR”) was at the 19.0 percentile of its peer group, generating no payout.

Best Compensation Governance Practices

Our executive pay program accomplishes our goals by incorporating certain pay practices while avoiding other, more problematic or controversial practices.

What We Do		What We Don’t Do
✓	Place a heavy emphasis on variable, performance-based compensation	×	No significant perquisites
✓	Have robust stock ownership guidelines	×	No employment agreements, severance or related tax gross ups
✓	Use a mix of relative and absolute financial performance metrics	×	No pledging or hedging of stock
✓	Use an independent, external compensation consultant	×	No repricing or exchange of underwater options(1)
✓	Hold an annual say-on-pay vote	×	No dividends are paid on unvested RSUs. Dividend
✓	Maintain a compensation recovery policy in the event of a financial restatement		equivalents in the form of additional RSUs are only payable to the extent the RSUs ultimately vest

(1)	Our Incentive Compensation Plan prohibits repricing or exchange of underwater options without stockholder approval.

What Guides Our Program

The Compensation Committee establishes and administers the compensation and benefit programs for executive officers. The Committee consists exclusively of nonemployee, independent directors. The Committee uses a compensation consultant, Pearl Meyer, to provide compensation advice independent of Company executives. The Committee determined the consultant’s work did not raise any conflict of interest. Pearl Meyer does not provide any additional consulting services to the Company. The Committee and its consultant work with senior management to implement and monitor the programs the Committee approves.

Compensation Objectives

The Company’s executive compensation programs are designed to achieve two primary goals:

●	Attract and retain highly qualified executive officers; and

●	Incent the behavior of executive officers to create stockholder value.

These two goals are achieved by providing a competitive total compensation program that offers competitive “fixed pay” (i.e., base salary and benefits) along with “variable, performance-based pay” designed to pay for performance.

Total compensation for executive officers is leveraged toward performance-based compensation rather than base salary. Performance-based compensation is comprised of both short-term and long-term incentives. An appropriate balance of short-term and long-term incentives assures executive officers are properly balancing the need for consistent annual performance with the need for improved long-term performance. This compensation balance provides both downside risk and upside opportunity for Company performance.

Principal Components of Pay

The Company’s target pay positioning reflects the strong pay-for-performance philosophy. The Compensation Committee considers several factors in its review and approval of overall target compensation, including market competitive pay, individual performance and internal equity. In addition to reviewing target pay levels, the Committee also considers the range of potential payouts under the plans as well as balancing long-term and short-term performance. As indicated in the table below, target pay levels and incentive plans are designed to create alignment between actual relative pay and relative performance.

Pay Component	Performance Factors	Performance Time Horizon	Performance Leverage	% of Target Total Direct Compensation for NEOs
Base Salary	Individual performance	Annual	Low	10 – 25%
Operators’ Shares	Company EPS	Annual	Low/Moderate	5 – 15%
AIP	Company EBIT, segment profit, net sales, ESG, and asset management	Annual	Moderate/High	15 – 25%
LTIP	Relative TSR performance	3-year performance period	Moderate/High	15 – 35%
Stock Options	Stock price growth	4-year vesting; 10-year term	High	13 – 20%
RSUs	Stock price	3-year vesting	Low/Moderate	13 – 20%

The Hormel Foods Corporation 2018 Incentive Compensation Plan (“Incentive Compensation Plan”) is administered by the Compensation Committee and is utilized for both short-term and long-term and for both cash and equity compensation programs. The Incentive Compensation Plan allows the Committee to grant the NEOs different types of incentive awards.

How Compensation Decisions are Made

The Compensation Committee reviews and approves recommendations for pay changes for a group of key executives who hold senior positions within the Company, including all the Company’s executive officers (the CEO and such executives, collectively, the “Senior Management Group”). Each year, the Committee asks its outside compensation consultant to review the competitive analysis for each of these positions.

For the Senior Management Group, the consultant develops “market consensus” data using both a peer group of companies similar to the Company in size and industry (listed below) and a combination of several compensation surveys. The use of peer group data (1) provides the Committee with more specific information regarding market practices than is available from surveys and (2) allows the Committee to compare the Company’s relative pay positioning in relation to the Company’s relative performance positioning to ensure a proper pay-for-performance alignment. The use of survey data (1) provides information based on specific position responsibilities rather than pay level and (2) provides pay information for positions that fall below the NEOs. The consultant works with the Company’s Senior Vice President of Human Resources to ensure a proper understanding of the roles, responsibilities and revenue scope of each position reviewed.

Hormel Foods Compensation Peer Group
Campbell Soup Company ConAgra Brands, Inc. Flowers Foods, Inc. Fresh Del Monte Produce Inc. General Mills, Inc. Hain Celestial Group, Inc. Hershey Company J.M. Smucker Company Kellogg Company		Kraft Heinz Company McCormick & Company, Inc. Mondelez International, Inc. Pilgrim’s Pride Corporation Post Holdings, Inc. Seaboard Corporation TreeHouse Foods, Inc. Tyson Foods, Inc.
2022/2023 Fiscal Year Data ($ in millions) Revenues Market Capitalization	Hormel Foods (Fiscal 2022) $12,459 $17,154	25th Percentile $5,851 $4,895	Median $10,419 $16,466	75th Percentile $17,468 $24,313

The Committee has established a separate performance peer group for purposes of measuring relative TSR, called the “LTIP Peer Companies.” The companies in the above Compensation Peer Group are different than the LTIP Peer Companies because the purpose of each list is different. The Compensation Peer Group consists of food companies which are more similar in size to the Company. The LTIP Peer Companies consist of a broader group of food and beverage companies that are used to determine relative TSR performance. This broader group assures there will be a sufficient number of comparison companies at the end of the three-year LTIP performance cycle if some of the companies are acquired, go bankrupt or are eliminated due to unforeseen events. The LTIP Peer Companies are listed on page 24.

In July of each year, the Committee reviews and approves the Compensation Peer Group and the LTIP Peer Companies with input from the compensation consultant. The Compensation Peer Group listed above was approved in July 2023 and is the same as the Compensation Peer Group approved in July 2022, except that Sanderson Farms, Inc. was removed due to its being acquired and becoming a private company.

Upon completing the competitive analysis, the consultant provides the Committee with a report of the relative pay and performance findings. Based on the results of this analysis, the Committee discusses strategic goals for the program and establishes broad parameters for annual pay decisions, including overall pay mix. The consultant then works with the CEO and the Senior Vice President of Human Resources to develop an initial set of recommendations for annual pay decisions, consistent with the guidelines established by the Committee. The consultant presents preliminary recommendations based on each executive’s market positioning and relative internal positioning. The CEO and Senior Vice President of Human Resources then modify those recommendations based on their assessment of each individual’s performance and contribution. The initial results are submitted to the Committee for review and discussion. Based on the Committee’s discussion, modifications are made to the initial recommendations and the Committee approves the final recommendations at a subsequent meeting. The CEO does not participate in the Committee’s process for establishing the CEO’s compensation.

The Executive Compensation Program in Detail

Base Salary

Base salary levels are the fixed portion of the executive compensation package. Base salary levels typically represent less than 25% of an executive officer’s total direct compensation. Salary levels are based on competitive pay levels and the executive’s experience, responsibilities and performance. In keeping with the Company’s focus on paying for performance, base salaries are generally below competitive median levels.

Operators’ Share Incentive Plan

Why Operators’ Shares?

The Hormel Foods Corporation 2018 Operators’ Share Incentive Compensation Subplan pursuant to the Incentive Compensation Plan (“Operators’ Share Plan”) is a short-term incentive. The basic concept of the Operators’ Share Plan structure has been in place since 1932.

This annual cash incentive plan rewards employee participants for Company financial performance, as measured by EPS. The Operators’ Share Plan rewards employees as the EPS of the Company rises over time. Improved EPS, over time, results in an increase in the stock price, which improves stockholder value.

How the Plan Works

Upon initial eligibility for plan participation, an employee receives a grant of Operators’ Shares. Operators’ Shares are phantom units, not actual shares of stock or the right to receive the value of stock. Operators’ Shares represent the right to receive performance-based cash compensation under the Operators’ Share Plan.

The Compensation Committee determines grants of Operators’ Shares to the Senior Management Group. Operators’ Shares are awarded at a level that results in competitive total annual cash compensation relative to market pay levels, taking into consideration length of service and performance. The total of an executive officer’s base pay plus the projected value of the Operators’ Shares is generally at the 50th percentile of the market for base pay.

During the year, participants receive “dividend equivalents.” These are cash payments equal to declared dividends multiplied by the number of Operators’ Shares held.

Following the end of each fiscal year, the Company calculates each participant’s Operators’ Share Plan award. This is done by multiplying the Company’s annual EPS by the number of Operators’ Shares identified for that participant. This award is decreased by the total amount of dividend equivalents paid during the year to determine the final Operators’ Shares payment.

Annual Incentive Plan

Why AIP?

The AIP is a short-term incentive granted under the Incentive Compensation Plan.  The AIP is an annual cash incentive program that rewards participants for the Company's financial performance.  The AIP rewards achievement of growth and profit objectives, key ESG metric initiatives, and asset management. The Compensation Committee believes the AIP further aligns performance pay to key drivers of the Company’s financial success.

How the Program Works

Our executive compensation program emphasizes variable pay that aligns compensation with performance and stockholder value. For the NEOs, the mix of compensation elements has always been heavily weighted toward variable, performance-based compensation, and the AIP has a strong focus on profitability and returns as well as progress towards ESG metric initiatives. Performance goals for financial elements are based on the annual operating plan approved by the Board of Directors. AIP awards for NEOs are based on the following:

The CEO’s goal is based 80% on EBIT for the consolidated Company, 10% Net Sales for the Company, and 10% based on achievement of key ESG metric initiatives, such as inclusion and diversity. Participants who are heads of one of the Company’s segments (Retail, Foodservice, and International) have their goal weighted, with 25% based on segment profit for their particular segment, 10% based on Net Sales for their segment, 55% based on EBIT for the consolidated Company, and 10% based on achievement toward Total Company ESG metrics. All other NEOs have their goal based on EBIT, Net Sales, and ESG metrics for the consolidated Company.

For EBIT, Segment Profit, and Net Sales, threshold begins at 80% achievement of plan with a 50% target payout; 100% payout when plan is achieved; and 200% payout at 110% achievement of EBIT and Total Company Net Sales plan or 120% achievement of segment performance (Profit or Net Sales). Awards are interpolated between the discrete percentages. The ESG metrics payout ranges are 0-200% based upon improvement in our ESG metrics.

Target award amounts under the AIP for the Senior Management Group are determined by the Committee and will vary based on the participant’s position within the Company and the competitive market rate. Performance levels at threshold, target, and maximum, and their payout levels are established at the beginning of the fiscal year.

The AIP modifier is a secondary measure applied to the AIP award. This modifier is based on Return on Assets (“ROA”). ROA is calculated by dividing net earnings by average total assets relative to the annual operating plan. The ROA modifier may increase or decrease the payouts associated with EBIT and Segment Profit. ROA within 90% to 110% of the plan will have no impact on the payout. ROA below 90% of the plan will decrease the payouts by 20%. ROA above 110% of the plan will increase the payout by 20%. This modifier will be removed from the 2024 plan design, as the Company increases focus instead on Return on Invested Capital (“ROIC”) in the 2024 LTIP plan design.

The maximum payout under the AIP will remain 200% of the target incentive. The Committee retains discretion to adjust the amount of any award payout.

The Committee has authority to modify a performance period and/or make adjustments to or waive the achievement of performance goals for unusual or infrequently occurring events. As a result, adjustments were made to remove the impact of earnings related to a minority investment in PT Garudafood Putra Putri Jaya Tbk, an arbitration ruling, costs associated with the transformation and modernization initiative and impairments.

The fiscal 2023 AIP payout percentage varied for the NEOs, based upon the Total Company results and/or their segment results, as follows:

	Target Incentive	Incentive Payment	AIP Payout % of Target
James P. Snee	$1,700,000	$1,057,400	62%
Jacinth C. Smiley	$550,000	$342,100	62%
Deanna T. Brady	$525,000	$316,050	60%
Kevin L. Myers	$300,000	$186,600	62%
Mark A. Coffey	$310,000	$192,820	62%

The Total Company along with the Retail, Foodservice, and International segments did not achieve their segment profit goals for fiscal 2023. The resulting payout percentages represent this performance. The Total Company EBIT goal for fiscal 2023 was $1,347,090,000. The Total Company’s actual EBIT performance was $1,072,698,000, which was adjusted to $1,182,405,000 for the events described above, resulting in 88% achievement of the EBIT goal. The Total Company ROA goal for fiscal 2023 was 7.6%. The Total Company’s actual ROA was 5.9%, which was adjusted to 6.6% for the events described above, resulting in 86% achievement of the ROA goal. Since the actual achievement fell below the 90% to 110% range, respective payouts were reduced by 20%. Total Company Net Sales goal for fiscal 2023 was $12,892,300,000. The Total Company’s actual Net Sales performance was $12,110,010,000, resulting in 94% achievement of the Net Sales goal. Actual achievement of the ESG initiatives were at goal in some cases and below goal in other cases, resulting in a cumulative payout that was 89% of the full target opportunity.

SEC rules provide that the Company does not have to disclose confidential financial information if doing so would result in competitive harm to the Company. Segment profit targets and results are competitively sensitive information that the Company maintains as confidential and proprietary information and does not publicly disclose. The Committee believes disclosure of such information would result in competitive harm to the Company.

The target-level goals can be characterized as “strong performance,” meaning that based on historical performance, although attainment of this performance level is uncertain, it can be reasonably anticipated that target performance may be achieved, while the threshold goals are more likely to be achieved and the maximum goals represent more aggressive levels of performance.

Long-Term Incentive Plan

Why LTIP Performance Awards?

LTIP performance awards granted under the Incentive Compensation Plan are designed to provide a small group of key employees selected by the Compensation Committee with an incentive to maximize stockholder value. LTIP performance awards provide an additional incentive opportunity based on the Company’s long-term TSR performance compared to its peers. The Committee feels that the relative performance nature of these LTIP awards balances the absolute performance of the stock options and recognizes the cyclicality of the business. In other words, if the Company underperforms versus peers in a very strong market, the options may be valuable, but the LTIP awards will be worthless. Conversely, if the Company outperforms its peers in a very weak market, the options may be worthless, but the LTIP awards would generate a reward.

How the LTIP Performance Awards Work

TSR measures the increase in stock price and any reinvested dividends. Each participant, including the NEOs, is given a target dollar award opportunity for the three-year performance period. In selecting the cash incentive target for each participant, the Committee considers the responsibilities of the employee, his or her contributions to the Company’s success, and competitive market data.

The performance cycle for each award is three years and participants can have up to three overlapping LTIP performance awards at any time. If, during any three-year performance cycle, a subsequent target award is increased or decreased due to a promotion or job change, that change will be applied to any existing target awards as of the subsequent award’s effective date.

If the Company’s actual TSR for the three-year period is at the 50th percentile of the peer group, then the target award is earned. If the Company’s actual TSR ranks highest among the peers, then the award payout equals three times the target opportunity. No award is paid unless actual TSR is above the 25th percentile of the peers. Awards will be interpolated for Company performance between the discrete points. The Committee retains discretion to reduce the amount of any award payout. The peer group for LTIP awards consists of the publicly traded food industry companies listed below.

LTIP Peer Companies
Campbell Soup Company Clorox Company Coca-Cola Company	Hain Celestial Group, Inc. Hershey Company J.M. Smucker Company	PepsiCo Inc. Pilgrim’s Pride Corporation Post Holdings, Inc.
ConAgra Brands, Inc. Flowers Foods, Inc. Fresh Del Monte Produce Inc.	Kellogg Company Kraft Heinz Company McCormick & Company, Inc.	Seaboard Corporation TreeHouse Foods, Inc. Tyson Foods, Inc.
General Mills, Inc.	Mondelez International, Inc.

The LTIP Peer Companies listed above were approved in July 2023 and are the same as the LTIP Peer Companies approved in July 2022, except that Sanderson Farms Inc. was removed due to its being acquired and becoming a private company.

For the LTIP performance period of June 8, 2020 through June 30, 2023, the Company’s TSR was at the 19.0 percentile of its peer group, resulting in no payout.

Changes to LTIP Metrics for Fiscal 2024

Beginning with fiscal 2024 grants, the LTIP performance award design will be based upon 50% relative TSR, 25% ROIC, and 25% Organic Net Sales Growth. Collective award payouts will continue to be capped at up to three times the target award based on exceptional performance. We believe this approach will provide balance to the absolute value of long-term returns and investments while continuing to recognize the importance of relative performance to our peer group.

The LTIP performance cycles will change to align with our fiscal year. For this reason, there were no LTIP performance awards granted in fiscal 2023 and the fiscal 2024 grants will include a prorated transitionary target amount added to the annual grant, commensurate with the pro-rated annual amount relating to the gap in cycle timing. While the new metrics (ROIC and Organic Net Sales Growth) will be measured based on fiscal year performance over a three-year period, the relative TSR performance will be measured from June 16, 2023 (when the 2023 cycle would have started) through October 25, 2026 (the last day of fiscal 2026) to ensure no gap in the measurement of performance of that metric. The outstanding LTIP performance awards for the three-year performance cycles ending in fiscal 2024 and fiscal 2025 will stay unchanged.

Stock Incentives

Why Stock?

The Incentive Compensation Plan also allows the Compensation Committee to grant several types of equity awards, including stock options, restricted stock and other stock-based awards. Stock options are intended to provide long-term performance-based compensation tied specifically to increases in the price of the Company’s stock, aligning the financial interests of executives and stockholders. By comparison, RSUs convey real, immediate value to participants as of the grant date, thereby providing much stronger retention incentive than other compensation vehicles. The total equity award value for executive officers is delivered 50% in the form of stock options and 50% in RSUs.

Stock options typically vest equally over a four-year period and have a term of ten years. This extended vesting period and term encourage executives to balance how business decisions made in the near-term affect the Company’s long-term stock price performance. RSUs have a three-year cliff vesting schedule, which serves as a retention incentive. Stock options and RSUs are granted annually, effective on the first Tuesday of December (effective the second Tuesday in December starting in fiscal 2024), for all eligible employees except the CEO. This practice ensures that grant dates cannot be manipulated for a more favorable exercise price or market price. The Committee determined to make the CEO’s stock option and RSUs grants effective the same date as the nonemployee directors’ restricted share grants, February 1. This date was chosen because it falls shortly after conclusion of the annual CEO evaluation process. Stock options are always granted at the market price of the Company’s stock at the date of grant.

RSUs are credited with dividend equivalents in the form of additional RSUs each time a cash dividend is paid on our common stock. The declared dividends multiplied by the number of RSUs held are deemed reinvested in additional RSUs based on the market value of our common stock on the dividend payment date. Such additional RSUs are subject to the same terms as the underlying RSUs, including the timing of vesting.

How Awards are Determined

The Committee determines, with the assistance of its independent outside consultant, the number of options and RSUs to be granted to the Senior Management Group. The CEO adds his input and recommendations regarding grants to members of the Senior Management Group (other than himself). The Committee reviews such recommendations and determines all final option and RSU grants to the Senior Management Group.

Stock option and RSUs awards generally reflect the Committee’s assessment of the influence an employee’s position has on stockholder value. The number of stock options and/or RSUs awarded may vary up or down from prior year awards based on the level of an individual executive officer’s contribution to the Company in a particular year, determined in part on the recommendation of the CEO. The Committee’s determination of stock option and RSUs grants in fiscal 2023 and in past years took into consideration the individual’s contributions to the Company during the last fiscal year, potential for contributions in the future, and as a component of competitive total compensation based on market data.

Other Compensation-Related Policies, Practices and Guidelines

Stock Ownership Guidelines

The Company’s officers are required to hold Company stock with a value equivalent to 1.5 to 5 times their five-year average annual base salary. The required stock ownership value is divided by the five-year average Company stock price, based on fiscal year end prices, to calculate the number of shares to be held. The Company’s officers must hold all shares of Company stock acquired (net of shares withheld or sold to fund an option exercise or satisfy withholding taxes) until their stock ownership guidelines have been met. See “Stock Ownership Guidelines” on page 9 for more information on the Company’s stock ownership guidelines.

Stock Pledging and Hedging Policies

The Company has a pledging policy which prohibits officers from holding Company stock in a margin account or pledging Company stock as collateral for a loan. The Company has also adopted a policy prohibiting hedging of the Company’s securities. See “Stock Pledging and Hedging Policies” on page 9 for the Company’s pledging and hedging policies.

Compensation Recovery Policy

In fiscal 2023, upon the Compensation Committee’s recommendation, the Company’s Board of Directors adopted a new compensation recovery policy which complies with Rule 10D-1 of the Exchange Act and applicable NYSE listing standards enacted in 2023. The compensation recovery policy provides the Company will recover reasonably promptly, from all executive officers, the amount of any erroneously awarded incentive-based compensation in the event that the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the securities laws. The Company’s compensation recovery policy is filed with the SEC as an exhibit to its Annual Report on Form 10-K.

Pension Plan

The Company maintains noncontributory defined benefit pension plans covering substantially all salaried employees.

The Salaried Employees Pension Plan (“Pension Plan”) consists of two parts, a base benefit and a supplemental benefit. Pension benefits are based on average annual compensation and utilize covered compensation as a supplemental benefit. The base benefit will be an 8% or 10% credit for each year of service after January 1, 2017. If the sum of the employee age and years of service as of the beginning of the plan year is 75 or less, the employee receives an 8% base pay credit. If it is greater than 75, the employee receives a 10% base pay credit. An annual supplemental credit of 4% for each year is included if average annual compensation is greater than covered compensation at termination of employment.

At termination of employment, the sum of the base pay annual credits is multiplied by the average annual compensation with the result being the base portion of the pension benefit. The sum of supplemental credits is multiplied by the result of the average annual compensation minus covered compensation with the result being the supplemental portion of the pension benefit. The pension benefit is payable in a lump sum or an annuity.

The earliest eligible retirement age is 55 years, after completion of 15 years of service. The base benefit is discounted 0.5% for every month retirement occurs before age 62. However, an employee may retire with 30 years of service after attaining age 60 and avoid the discount on the base benefit. The supplemental benefit is multiplied by an adjustment factor, which increases from 0.48 at age 55 to 1.00 at age 65.

On December 31, 2016, the Pension Plan (Traditional Pension Plan) benefit was frozen. The base benefit is 0.95% of the average annual compensation multiplied by the years of benefit service, limited to 40 years, at retirement. The supplemental benefit is 0.65% of average annual compensation less covered compensation multiplied by the years of benefit service, limited to 35 years. Average annual compensation is the average of the highest five years of compensation of the last ten completed calendar years as of December 31, 2016. For this purpose, annual compensation consists of base salary, Operators’ Share Plan payments and AIP payments. Covered compensation is derived from a published table based on year of birth that averages the maximum social security wage bases during the participant’s working life.

The match in the Company’s Tax Deferred Investment Plan A - 401(k) (“401(k) Plan”) covering these employees increased effective October 31, 2016 in conjunction with this modification.

The Pension Plan was amended in fiscal 2023 to change the benefit formula effective January 1, 2023. The benefit earned between January 1, 2017 and December 31, 2022 was converted to an actuarially equivalent opening cash balance amount. Since January 1, 2023, pension benefits are accruing under a new cash balance formula that provides annual pay credits of 4.5%, 6%, 8% or 10% of eligible pay, depending on age and years of service. Under the cash balance formula, a participant’s account balance will also be credited with annual interest based upon the prevailing market yields on certain U.S. Treasury obligations, with a minimum credit amount of 2.65%. For the cash balance benefit earned, early retirement commencement discounts will no longer apply. The cash balance pension benefit will remain payable in a lump sum or an annuity.

Supplemental Executive Retirement Plan

Why have a SERP?

The Hormel Supplemental Executive Retirement Plan (“SERP”) provides an annual pension benefit to a select group of management, including all NEOs, based on the same pension formula as the Pension Plan. The SERP bases the benefit on compensation that is not allowable in the Pension Plan. Such compensation includes amounts over the qualified plan compensation limit, currently $330,000, restricted stock awards, and deferrals to nonqualified deferred income plans. Rather than adding a different measure of value, the SERP merely restores the value executives lose under the Pension Plan (described above) due to government limitations.

Nonqualified Deferred Compensation Plan

Why have a NQDCP?

The Company also maintains a supplemental retirement plan to replace the portion of an executive’s pension benefit that cannot be paid under the broad-based plans because of the Internal Revenue Service (“IRS”) limitation. In the same way that the SERP restores the full value of the Pension Plan, the nonqualified deferred compensation plan, the Executive Deferred Income Plan (“NQDCP”), eliminates the IRS limitations on the 401(k) Plan. The Company’s NQDCP permits eligible employees, including all NEOs, to annually defer certain compensation. This compensation includes base salary, Operators’ Shares dividend equivalents and year-end payments, AIP payments, and LTIP payments. The Company makes contributions on behalf of participants for 401(k) match amounts which could not be contributed to the 401(k) Plan because of IRS limitations. The Company also may make discretionary contributions to the participant’s deferral accounts.

Deferrals of cash compensation are credited with deemed investment gains and losses. Similar to a 401(k) plan, the participant may choose from a number of investments, none of which provide above-market interest rates. Payments under the NQDCP are made on the date(s) selected by each participant in accordance with the terms of the plan or on such other date(s) as specified in the plan. Payments relating to deferrals of cash compensation are paid in cash.

In connection with the NQDCP, the Company has created a grantor trust, commonly known as a “rabbi trust.” The Company is under no obligation to further fund this trust and would do so only at its discretion. The assets of the trust are intended to be used to pay benefits under the plan, but the assets of the trust are subject to the claims of general creditors of the Company.

The Compensation Committee believes that the SERP and the NQDCP together provide a competitive retirement package for executives that is consistent with the retirement benefits provided to all Company employees.

Survivor Income Protection Plan

Why have a SIPE?

The Hormel Survivor Income Plan for Executives (“SIPE”) is provided in addition to the life insurance plan which is available to all salaried employees. As with the qualified pension plans, there are limits on the levels of insurance provided under the broad-based plan. The Company offers the SIPE to provide a death benefit commensurate with the income levels of the participants. The SIPE is available to a designated group of management employees, including all NEOs.

The SIPE pays a benefit to the employee’s spouse or dependent child of 60% of average salary (based on a five-year average) for up to 20 years if the eligible employee died while actively employed. If the payment is made to a beneficiary instead of a spouse or dependent child, the maximum duration is five years (for participants joining the SIPE in 2000 or after) or 20 years (for participants joining the SIPE prior to 2000). If the eligible employee died after retirement, payment to the spouse or dependent child is 1% per year of service up to 40% of average salary for 15 years. If the payment is made to a beneficiary, not to a spouse or dependent child, the maximum duration is five years (for participants joining the SIPE in 2000 or after) or ten years (for participants joining the SIPE prior to 2000). The SIPE was amended in fiscal 2009 to discontinue the post-retirement benefit for new officers effective on or after October 26, 2009.

Perquisites

The Company provides limited perquisites to its executive officers. The Company maintains two corporate aircraft, but executive use of the aircraft has been limited to business purposes. While the CEO’s use of corporate aircraft to attend outside public company board meetings is disclosed as a perquisite under SEC rules, the Compensation Committee believes such use of corporate aircraft by the CEO serves an appropriate purpose and has approved that use. Additionally, the Committee has permitted the CEO to use the corporate aircraft for personal travel for health, safety, scheduling of Company business and productivity reasons. The taxable value of this use of corporate aircraft is charged as taxable income to the CEO, in accordance with IRS regulations.

The Company maintains a condominium in Vail, Colorado. The condominium is made available to members of senior management as a vacation destination. The taxable value of the use of this property is charged as taxable income to the employee, in accordance with IRS regulations.

The Company provides cars to executive officers. Due to business travel needs, the Company has chosen to provide a Company car in lieu of paying mileage for the use of a personal vehicle. The annual taxable value of the vehicle is charged as taxable income to the employee, in accordance with IRS regulations.

The Company provides a designated group of managers, including executive officers, an annual medical physical. Assuring these key managers are in good health minimizes the chance business operations will be interrupted due to an unexpected health condition.

Tax Deductibility

Due to the enactment of the Tax Cuts and Jobs Act of 2017, compensation paid to our NEOs in excess of $1 million for taxable years beginning after December 31, 2017 (for the Company, beginning in fiscal 2019) will not be deductible. Consequently, performance-based compensation paid in fiscal 2023 to our NEOs in excess of $1 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017.

To the extent we determine it to be practicable and consistent with our best interests and the interests of our stockholders, we intend to preserve the applicability of transitional relief to existing performance-based compensation awards. However, no assurance can be given that the compensation associated with these awards will qualify for transitional relief, due to ambiguities and uncertainties as to the application and interpretation of revised Section 162(m), the limited IRS guidance issued concerning the application of transitional relief and the related transitional relief requirements.

The Compensation Committee continues to believe that stockholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted, even though some compensation awards may have resulted in the past, and are expected to result in the future, in non-deductible compensation expenses. The Committee’s ability to properly incentivize our executive officers is considered critical to our success and to advancing the interests of our stockholders.

ANALYSIS OF RISK ASSOCIATED WITH OUR COMPENSATION PLANS

In making decisions regarding compensation program design and pay levels, our Compensation Committee and senior management consider many factors, including any potential risks to the Company and its stockholders. Although a significant portion of our executives’ compensation is performance-based and “at-risk,” we believe the Company’s compensation plans are appropriately structured and are not reasonably likely to have a material adverse effect on the Company.

Senior management, with the direction and oversight of the Committee, implements and administers the compensation program for all employees of the Company other than the Senior Management Group.

Specifically, the Committee notes the following design features that mitigate potential risk:

●	Executive compensation is reviewed by the Compensation Committee, which is comprised of independent directors, and the independent compensation consultant. Committee self-assessments and outside advisor assessments are performed annually.

●	Compensation pay levels and design are benchmarked against peer companies on an annual basis to ensure there is appropriate alignment to the market. The peer group used for benchmarking is also reviewed annually.

●	Risk-mitigating design features have been embedded into the Company’s incentive plans, including the following:

o	The short-term incentive plan contains multiple performance metrics such that the performance focus is well balanced across top and bottom line results. The payout is capped at 200% of target.

o	The long-term incentive plan mix is balanced by options, restricted stock, and a cash-based plan focused on relative TSR (as well as organic net sales growth and ROIC in fiscal 2024), which together serve as performance and retention tools. Performance-based cash payouts are capped at 300% of target.

●	Stock ownership guidelines are in place to ensure alignment of interests between executives and stockholders.

●	A compensation recovery policy is in place to recoup incentive compensation in the event of a qualifying financial restatement.

COMPENSATION OF NAMED EXECUTIVE OFFICERS (NEOs)

The following tables and narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis, which presents the objectives of our executive compensation and benefit programs. The table below presents compensation for our NEOs for fiscal 2021 to 2023.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
James P. Snee	2023	1,032,692	-	2,000,038	1,999,841	1,347,400	271,507	134,501	6,785,979
Chairman of the Board, President	2022	1,000,000	200	1,750,042	1,749,732	4,733,850	-	244,278	9,478,102
and Chief Executive Officer	2021	1,010,577	200	1,675,044	1,674,704	4,792,500	556,138	248,311	9,957,474
Jacinth C. Smiley	2023	513,077	-	440,015	440,051	458,100	45,646	47,981	1,944,870
Executive Vice President	2022	482,692	200	375,039	374,967	766,768	49,923	70,964	2,120,553
and Chief Financial Officer	2021	294,231	-	996,819	175,122	333,527	73,920	100,617	1,974,236
Deanna T. Brady	2023	527,307	-	400,014	400,232	432,050	118,640	36,096	1,914,339
Executive Vice President	2022	466,346	200	375,039	374,967	890,610	-	72,364	2,179,526
	2021	450,034	200	310,038	309,672	854,368	193,516	71,276	2,189,104
Kevin L. Myers	2023	396,538	-	300,025	200,116	288,100	73,610	59,598	1,317,987
Senior Vice President
Mark A. Coffey	2023	406,538	-	210,031	210,326	308,820	105,613	58,904	1,300,232
Group Vice President	2022	394,808	200	180,030	180,312	621,762	-	59,220	1,436,332

(1)	Includes amounts voluntarily deferred under the Company’s Tax Deferred Investment Plan A - 401(k) and the Executive Deferred Income Plan.

(2)	Consists of a discretionary bonus that was paid, in the same amount, to all other eligible employees.

(3)	Consists of the aggregate grant date fair value of RSUs granted during the fiscal year, calculated in accordance with FASB ASC Topic 718. The grant date fair value is based on the NYSE closing price for the Company’s common stock on the grant date.

(4)	Consists of the aggregate grant date fair value of stock options granted during the fiscal year, calculated in accordance with FASB ASC Topic 718. The grant date fair value is based on the Black-Scholes valuation model. Assumptions used to calculate these amounts are included in Note A, “Summary of Significant Accounting Policies – Stock-Based Compensation,” and Note M, “Stock-Based Compensation,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 29, 2023.

(5)	Consists of Operators’ Share Plan and AIP incentive payments earned during the fiscal year, the majority of which were paid subsequent to fiscal year end, and payouts under the LTIP performance awards, as shown in the table below. For the LTIP performance period June 8, 2020 through June 30, 2023, the Company’s TSR was at the 19.0 percentile of its peer group, resulting in no payout. Includes amounts voluntarily deferred under the Executive Deferred Income Plan.

Name	Year	Operators’ Share Plan Payment ($)	AIP Payment ($)	LTIP Payout ($)	Total Non-Equity Incentive Plan Compensation ($)
James P. Snee	2023	290,000	1,057,400	-	1,347,400
	2022	364,000	1,369,600	3,000,250	4,733,850
	2021	332,000	1,221,000	3,239,500	4,792,500
Jacinth C. Smiley	2023	116,000	342,100	-	458,100
	2022	145,600	440,840	180,328	766,768
	2021	75,170	230,377	27,980	333,527
Deanna T. Brady	2023	116,000	316,050	-	432,050
	2022	145,600	418,475	326,535	890,610
	2021	132,800	359,365	362,203	854,368
Kevin L. Myers	2023	101,500	186,600	-	288,100
Mark A. Coffey	2023	116,000	192,820	-	308,820
	2022	145,600	243,960	232,202	621,762

(6)	Consists of the annual increase in the actuarial present value of accumulated benefits under the Pension Plan and the SERP. In fiscal 2022, the annual change in the actuarial present value of accumulated benefits under the Pension Plan and the SERP was a negative amount for the following NEOs: Mr. Snee – ($1,282,399); Ms. Brady – ($671,820); and Mr. Coffey – ($793,428). In accordance with SEC rules, the present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See “Pension Benefits” on page 34. No NEOs had above-market or preferential earnings on deferred compensation.

(7)	All other compensation for fiscal 2023 includes for all the NEOs (except as noted) the following: (a) Company contributions to the Joint Earnings Profit Sharing Trust on behalf of participants, (b) Company matching payments under the Hormel Tax Deferred Investment Plan A - 401(k), (c) for Dr. Myers, Company contributions to the Executive Deferred Income Plan on behalf of participants for 401(k) match amounts which could not be contributed to the 401(k) Plan because of IRS limitations, (d) the aggregate incremental cost to the Company of a vehicle provided for business and personal use, (e) for all the NEOs except for Ms. Brady and Dr. Myers, the aggregate incremental cost to the Company of use of a Company-owned condominium in Vail, Colorado, (f) for all the NEOs except for Mr. Snee, costs of physical medical examinations paid for by the Company, and (g) for Mr. Snee, the aggregate incremental cost to the Company of Mr. Snee’s use of Company aircraft for personal travel and to attend outside public company board meetings.

The Company contributions to the Joint Earnings Profit Sharing Trust were as follows: Mr. Snee - $ 24,695; Ms. Smiley - $12,230; Ms. Brady - $13,053; Dr. Myers - $9,408; and Mr. Coffey - $9,643. The Company matching payments under the Hormel Tax Deferred Investment Plan A - 401(k) were as follows: Mr. Snee - $ 13,200; Ms. Smiley - $10,812; Ms. Brady - $12,206; Dr. Myers - $15,233; and Mr. Coffey - $13,200. The Company contributions to the Executive Deferred Income Plan for 401(k) match amounts which could not be contributed to the 401(k) Plan because of IRS limitations were $13,139 for Dr. Myers. The Company matching payments under the Hormel Tax Deferred Investment Plan A - 401(k) and contributions to the Executive Deferred Income Plan for 401(k) match amounts which could not be contributed to the 401(k) Plan because of IRS limitations were atypical due to a change in plan year from the Company’s fiscal year to the calendar year, which resulted in a short plan year from October 31, 2022 to December 31, 2022.

The aggregate incremental cost to the Company of Mr. Snee’s use of Company aircraft for personal travel and to attend outside public company board meetings was $ 80,093. This cost includes landing fees, parking, crew travel expenses, aircraft fuel, and maintenance expenses.

The following table describes each stock option and non-equity incentive plan award made to each NEO in fiscal 2023.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2023

				Estimated Future Payouts Under Non- Equity Incentive Plan Awards			All Other Stock	All Other		Grant
		Award Approval	Operators' Shares(1)	Threshold	Target	Maximum	Awards: Number of Shares of Stock or Units	Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Date Fair Value of Stock and Option Awards
Name	Grant Date	Date	(#)	($)	($)	($)	(#)	(#)	($/Sh.)	($)
James P. Snee		1/31/2023(1)	200,000		364,000
		1/31/2023(2)		850,000	1,700,000	3,400,000
	2/1/2023(3)	1/31/2023					44,112			2,000,038
	2/1/2023(4)	1/31/2023						208,100	45.34	1,999,841
Jacinth C. Smiley		11/21/2022(1)	80,000		145,600
		11/21/2022(2)		275,000	550,000	1,100,000
	12/6/2022(3)	11/21/2022					9,394			440,015
	12/6/2022(4)	11/21/2022						43,100	46.84	440,051
Deanna T. Brady		11/21/2022(1)	80,000		145,600
		11/21/2022(2)		262,500	525,000	1,050,000
	12/6/2022(3)	11/21/2022					8,540			400,014
	12/6/2022(4)	11/21/2022						39,200	46.84	400,232
Kevin L. Myers		11/21/2022(1)	70,000		127,400
		11/21/2022(2)		150,000	300,000	600,000
	12/6/2022(3)	11/21/2022					4,270			200,007
	12/6/2022(4)	11/21/2022						19,600	46.84	200,116
	10/3/2023(3)	9/23/2023					2,653			100,018
Mark A. Coffey		11/21/2022(1)	80,000		145,600
		11/21/2022(2)		155,000	310,000	620,000
	12/6/2022(3)	11/21/2022					4,484			210,031
	12/6/2022(4)	11/21/2022						20,600	46.84	210,326

(1)	The “Operators’ Shares” column discloses the number of Operators’ Shares granted to each NEO for fiscal 2023. The “Target” column shows the estimated possible Operators’ Share payment for fiscal 2023 based on fiscal 2022 EPS of $1.82. In accordance with SEC rules, this estimated possible payment is based on the previous fiscal year’s performance since the fiscal 2023 EPS results are not determinable when the award is made at the beginning of fiscal 2023. The actual Operators’ Share payment earned in fiscal 2023 for each NEO based on fiscal 2023 EPS of $1.45 was paid subsequent to fiscal year end and is included under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 28. See “Operators’ Share Incentive Plan” on page 21 for a description of Operators’ Shares.

(2)	Consists of AIP performance awards granted in fiscal 2023. These awards include target amounts and are subject to threshold and maximum payouts under the AIP. The actual AIP payment earned in fiscal 2023 for each NEO was paid subsequent to fiscal year end and is included under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 28. See “Annual Incentive Plan” on page 22 for a description of the AIP and AIP payouts for fiscal 2023.

(3)	Consists of RSUs granted under the Company’s Incentive Compensation Plan. These RSUs vest in full on the third anniversary of the grant date. The grant date fair value is included under “Stock Awards” in the Summary Compensation Table on page 28. See “Potential Payments Upon Termination or Change-in-Control” on page 34 for a discussion of how RSUs are treated under various termination scenarios.

(4)	Consists of stock options granted under the Company’s Incentive Compensation Plan. These stock options vest at 25% per year starting on the first anniversary of the grant date. The grant date fair value is included under “Option Awards” in the Summary Compensation Table on page 28. See “Potential Payments Upon Termination or Change-in-Control” on page 34 for a discussion of how stock options are treated under various termination scenarios.

The following table summarizes the total outstanding equity awards as of October 29, 2023 for each of the NEOs.

OUTSTANDING EQUITY AWARDS AT FISCAL 2023 YEAR END

	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
James P. Snee	107,000	-	37.755	12/1/2025
	277,400	-	35.62	2/1/2027
	365,900	-	34.08	2/1/2028
	335,000	-	42.00	2/1/2029
	153,900	51,300	47.43	2/3/2030
	111,350	111,350	46.92	2/1/2031
	52,450	157,350	47.11	2/1/2032
	-	208,100	45.34	2/1/2033
					37,805	1,186,710
					38,497	1,208,413
					44,733	1,404,164
Jacinth C. Smiley	10,350	10,350	48.34	6/1/2031
	13,725	41,175	42.43	12/7/2031
	-	43,100	46.84	12/6/2032
					21,723	681,878
					9,210	289,111
					9,585	300,883
Deanna T. Brady	51,600	-	26.38	12/2/2024
	39,000	-	37.755	12/1/2025
	51,300	-	33.31	12/6/2026
	46,900	-	37.10	12/5/2027
	35,900	-	44.91	12/4/2028
	23,475	7,825	45.54	12/3/2029
	20,700	20,700	47.53	12/1/2030
	13,725	41,175	42.43	12/7/2031
	-	39,200	46.84	12/6/2032
					6,944	217,961
					9,210	289,111
					8,714	273,530
Kevin L. Myers	34,800	-	26.38	12/2/2024
	26,000	-	37.755	12/1/2025
	8,100	-	37.91	4/25/2026
	50,600	-	33.31	12/6/2026
	46,900	-	37.10	12/5/2027
	35,300	-	44.91	12/4/2028
	17,100	5,700	45.54	12/3/2029
	12,050	12,050	47.53	12/1/2030
	6,950	20,850	42.43	12/7/2031
	-	19,600	46.84	12/6/2032
					4,032	126,573
					532	16,707
					4,666	146,469
					4,357	136,765
					2,653	83,278

	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Mark A. Coffey	30,800	-	26.38	12/2/2024
	20,200	-	37.755	12/1/2025
	24,500	-	33.31	12/6/2026
	28,900	-	37.10	12/5/2027
	23,700	-	44.91	12/4/2028
	12,675	4,225	45.54	12/3/2029
	9,350	9,350	47.53	12/1/2030
	900	900	48.34	6/1/2031
	6,600	19,800	42.43	12/7/2031
	-	20,600	46.84	12/6/2032
					3,136	98,438
					532	16,707
					328	10,284
					4,421	138,783
					4,575	143,619

(1)	Stock option grants generally vest in four equal annual installments, starting with one-fourth of the grant vesting on the first anniversary of the grant date. The stock options have a term of ten years. The grant date is thus ten years prior to the option expiration date shown in this table. Specific vesting dates are listed in footnote 2 below. See “Potential Payments Upon Termination or Change-in-Control” on page 34 for a discussion of how stock options are treated under various termination scenarios.

(2)	The table below shows the vesting schedule for all unexercisable options held as of October 29, 2023. These options vest on the anniversary of the grant date in the year indicated. For example, the December 6, 2022 option grant for Ms. Smiley vested as to 10,775 shares on December 6, 2023 and will vest as to 10,775 shares on each of December 6, 2024, December 6, 2025 and December 6, 2026.

VESTING SCHEDULE FOR UNEXERCISABLE OPTIONS

Name	Option Grant Date	Vested in December 2023	Will Vest in 2024	Will Vest in 2025	Will Vest in 2026	Will Vest in 2027
James P. Snee	2/3/2020	-	51,300	-	-	-
	2/1/2021	-	55,675	55,675	-	-
	2/1/2022	-	52,450	52,450	52,450	-
	2/1/2023	-	52,025	52,025	52,025	52,025
Jacinth C. Smiley	6/1/2020	5,175	5,175	-	-	-
	12/7/2021	13,725	13,725	13,725	-	-
	12/6/2022	10,775	10,775	10,775	10,775	-
Deanna T. Brady	12/3/2019	7,825	-	-	-	-
	12/1/2020	10,350	10,350	-	-	-
	12/7/2021	13,725	13,725	13,725	-	-
	12/6/2022	9,800	9,800	9,800	9,800	-
Kevin L. Myers	12/3/2019	5,700	-	-	-	-
	12/1/2020	6,025	6,025	-	-	-
	12/7/2021	6,950	6,950	6,950	-	-
	12/6/2022	4,900	4,900	4,900	4,900	-
Mark A. Coffey	12/3/2019	4,225	-	-	-	-
	12/1/2020	4,675	4,675	-	-	-
	6/1/2021	-	450	450	-	-
	12/7/2021	6,600	6,600	6,600	-	-
	12/6/2022	5,150	5,150	5,150	5,150	-

(3)	Consists of RSUs and includes dividend equivalents in the form of additional RSUs that have accrued during the vesting period. RSUs generally vest in full on the third anniversary of the grant date. Specific vesting dates are noted in footnote 4 below. See “Potential Payments Upon Termination or Change-in-Control” on page 34 for a discussion of how RSUs are treated under various termination scenarios.

(4)	The table below shows the vesting schedule for all RSUs that had not vested as of October 29, 2023. These RSUs vest on the anniversary of the grant date in the year indicated. For example, the December 6, 2022 RSU grant for Ms. Smiley will vest on December 6, 2025.

VESTING SCHEDULE FOR RSUs

Name	RSUs Grant Date	Vested in December 2023	Will Vest in 2024	Will Vest in 2025	Will Vest in 2026
James P. Snee	2/1/2021	-	37,805	-	-
	2/1/2022	-	-	38,497	-
	2/1/2023	-	-	-	44,733
Jacinth C. Smiley	6/1/2021	-	21,723	-	-
	12/7/2021	-	9,210	-	-
	12/6/2022	-	-	9,585	-
Deanna T. Brady	12/1/2020	6,944	-	-	-
	12/7/2021	-	9,210	-	-
	12/6/2022	-	-	8,714	-
Kevin L. Myers	12/1/2020	4,564	-	-	-
	12/7/2021	-	4,666	-	-
	12/6/2022	-	-	4,357	-
	10/3/2023	-	-	-	2,653
Mark A. Coffey	12/1/2020	3,668	-	-	-
	6/1/2021	-	328	-	-
	12/7/2021	-	4,421	-	-
	12/6/2022	-	-	4,575	-

(5)	The market value is calculated using the $31.39 closing price of the Company’s stock on October 29, 2023, the last trading day of the fiscal year.

The following table summarizes the option awards exercised and stock awards vested during fiscal 2023 by each of the NEOs.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2023

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized On Vesting ($)(3)
James P. Snee	-	-	36,236	1,639,315
Jacinth C. Smiley	-	-	-	-
Deanna T. Brady	-	-	5,602	266,857
Kevin L. Myers	10,400	132,426	4,084	194,561
Mark A. Coffey	31,400	549,814	3,034	144,541

(1)	Amount is the difference between the market price (current NYSE price or NYSE current day closing price, depending on exercise method) of the Company stock at the time of exercise and the exercise price of the options.

(2)	RSUs vested includes dividend equivalents in the form of additional RSUs that accrued during the vesting period.

(3)	The value realized is calculated using the closing price of the Company’s stock on the vesting date.

The following table shows the present value of accumulated benefits that NEOs are entitled to under the Pension Plan and SERP.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
James P. Snee(1)	Pension Plan	34-6/12	785,619	-
	SERP	34-6/12	3,128,536	-
Jacinth C. Smiley	Pension Plan	2-7/12	49,334	-
	SERP	2-7/12	120,155	-
Deanna T. Brady(1)	Pension Plan	27-2/12	707,982	-
	SERP	27-2/12	1,107,197	-
Kevin L. Myers(1)	Pension Plan	22-3/12	537,779	-
	SERP	22-3/12	580,147	-
Mark A. Coffey(1)	Pension Plan	38-4/12	1,138,547	-
	SERP	38-4/12	1,296,936	-

(1)	Mr. Coffey is eligible for retirement under both the Pension Plan and the SERP. Mr. Snee, Ms. Brady and Dr. Myers are eligible for early retirement under both the Pension Plan and the SERP. The retirement provisions of these plans are described under “Pension Plan” on page 25 and “Supplemental Executive Retirement Plan” on page 26.

In accordance with SEC rules, the present value of accumulated benefits that NEOs are entitled to under these plans was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See Note G, “Pension and Other Post-retirement Benefits,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 29, 2023. The material terms of these plans are described under “Pension Plan” on page 25 and “Supplemental Executive Retirement Plan” on page 26.

The following table shows information about each NEO’s participation in the Company’s Executive Deferred Income Plan.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at October 29, 2023 ($)(1)
James P. Snee	-	-	175,979	-	4,583,129
Jacinth C. Smiley	486,758	-	58,567	-	724,757
Deanna T. Brady	-	-	12,997	-	325,525
Kevin L. Myers	-	13,139	44,135	-	1,316,121
Mark A. Coffey	-	-	24,628	-	433,863

(1)	The following table identifies amounts that have already been reported as compensation in our Summary Compensation Table for the current and prior years:

Name	Amount of Fiscal 2023 Contributions and Earnings Reported as Compensation in Fiscal 2023 Summary Compensation Table ($)	Amounts in “Aggregate Balance at October 29, 2023” Column Reported as Compensation in Summary Compensation Tables for Prior Years ($)
James P. Snee	-	4,096,689
Jacinth C. Smiley	486,758	195,980
Deanna T. Brady	-	149,998
Kevin L. Myers	13,139	-
Mark A. Coffey	-	17,614

The material terms of the Company’s Executive Deferred Income Plan are described under “Nonqualified Deferred Compensation Plan” on page 26.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Our executive officers do not have employment or severance agreements with the Company. Consequently, no executive officer has any right to cash severance of any kind, except for Ms. Smiley. The Company’s offer of employment to Ms.

Smiley included a severance payment in the event of the involuntary termination without cause of her employment with the Company. This severance payment includes the value of her June 1, 2021 RSU grant, June 1, 2021 stock option grant and three initial prorated LTIP performance awards, to the extent those awards do not vest prior to the termination of her employment.

Our stock option awards include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination. These provisions are summarized as follows:

●	All stock options vest immediately upon death of the executive;

●	Qualified retirement or disability results in the continued vesting of stock options per the original vesting schedule, except that all stock options granted under the Company’s 2009 Long-Term Incentive Plan (the “Prior Plan”) vest immediately upon disability;

●	Vesting ends upon voluntary termination of employment and all stock options expire three months after such termination, except that stock options granted under the Prior Plan continue to vest during this three month post termination period;

●	Upon a change in control of the Company via a corporate transaction such as a merger, a sale of assets, or a tender or exchange offer, if the stock options are not continued or replaced by the surviving entity, then the stock options fully vest and the Compensation Committee may in its discretion permit some or all stock options to be exchanged for a cash payment;

●	Upon a change in control of the Company that does not involve a corporate transaction, the Compensation Committee may in its discretion take action which the Committee deems appropriate, including accelerating vesting of stock options or permitting the exchange of stock options for a cash payment;

●	For stock options granted under the Prior Plan, upon a change in capital structure of the Company, including a change in control of the Company via a merger, a sale of assets, or a tender or exchange offer, the Compensation Committee may in its discretion take action which the Committee deems appropriate, including accelerating vesting of stock options or permitting the exchange of stock options for a cash payment or substitute stock options;

●	Stock options are forfeited immediately upon termination for cause; and

●	Stock options will be cancelled upon (1) a material breach of the Company’s Code of Ethical Business Conduct, (2) a breach of any nondisclosure or similar obligation, or (3) rendering services for any organization or engaging directly or indirectly in any business that is competitive with, prejudicial to or in conflict with the interests of the Company while employed by the Company and for purposes of clauses (1) and (2) only, for the one-year period immediately following termination of such employment. For stock options granted under the Prior Plan, stock options will be cancelled upon rendering services for any organization or engaging directly or indirectly in any business that is competitive with, prejudicial to or in conflict with the interests of the Company and stock options are forfeited immediately upon breach of a confidentiality or non-compete agreement, as determined by the Compensation Committee. All NEOs have signed the Company’s current form of confidentiality, non-compete, non-solicitation and invention assignment agreement.

Our RSU awards include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination. These provisions are summarized as follows:

●	All RSUs vest immediately upon death, qualified retirement or disability of the executive;

●	All unvested RSUs are forfeited upon termination of employment for reasons other than the death, qualified retirement or disability of the executive;

●	Upon a change in control of the Company via a corporate transaction such as a merger, a sale of assets, or a tender or exchange offer, if the RSUs are not continued or replaced by the surviving entity, then the RSUs fully vest and the Compensation Committee may in its discretion permit some or all RSUs to be exchanged for a cash payment;

●	Upon a change in control of the Company that does not involve a corporate transaction, the Compensation Committee may in its discretion take action which the Committee deems appropriate, including accelerating vesting of RSUs or permitting the exchange of RSUs for a cash payment; and

●	RSUs will be cancelled upon (1) a material breach of the Company’s Code of Ethical Business Conduct, (2) a breach of any nondisclosure or similar obligation or (3) rendering services for any organization or engaging directly or indirectly in any business that is competitive with, prejudicial to or in conflict with the interests of the Company while employed by the Company and for purposes of clauses (1) and (2) only, for the one-year period immediately following termination of such employment.

Our LTIP performance award agreements include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination. These provisions are summarized as follows:

●	Death results in calculation of an award as if the performance period ended on the date of death and payment is made to the employee’s beneficiary of a prorated amount based on the employee’s actual period of employment during the performance period;

●	A change in control of the Company results in calculation of an award as if the performance period ended on the date the change in control occurred and payment of the award to the employee is made without proration;

●	Qualified retirement or disability results in a payment after the end of the performance period equal to the amount that would have been earned over the entire performance period prorated based on the employee’s actual period of employment;

●	Termination of employment for any reason other than qualified retirement, disability or death results in forfeiture of all award rights; and

●	LTIP awards will be cancelled upon (1) a material breach of the Company’s Code of Ethical Business Conduct, (2) a breach of any nondisclosure or similar obligation or (3) rendering services for any organization or engaging directly or indirectly in any business that is competitive with, prejudicial to or in conflict with the interests of the Company while employed by the Company and for purposes of clauses (1) and (2) only, for the one-year period immediately following termination of such employment.

The following table shows the potential payment of LTIP performance awards, the potential value of unexercisable stock option awards and the potential value of unvested RSUs for the NEOs upon death, qualified retirement, disability, or change in control of the Company as of October 29, 2023.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL AT FISCAL 2023 YEAR END

	Death	Qualified Retirement or Disability			Change in Control
	Potential	Potential Value or Payment ($)(1)(3)(5)(6)			Potential
	Value or Payment	Threshold	Target	Maximum	Value or Payment
Name	($)(1)(2) (3)(4)	($)	($)	($)	($)(1)(2)(3)(4)(7)
James P. Snee
Stock Options	-	-	-	-	-
RSUs	3,799,288	3,799,288	3,799,288	3,799,288	3,799,288
LTIP award (6/21-6/24)	-	1,323,250	2,646,500	7,939,500	-
LTIP award (6/22-6/25)	-	805,000	1,610,000	4,830,000	-
Total	3,799,288	5,927,538	8,055,788	16,568,788	3,799,288
Jacinth C. Smiley(8)
Stock Options	-	-	-	-	-
RSUs	1,271,872	1,271,872	1,271,872	1,271,872	1,271,872
LTIP award (6/21-6/24)	-	174,983	349,965	1,049,895	-
LTIP award (6/22-6/25)	-	103,500	207,000	621,000	-
Total	1,271,872	1,550,355	1,828,837	2,942,767	1,271,872
Deanna T. Brady
Stock Options	-	-	-	-	-
RSUs	780,602	780,602	780,602	780,602	780,602
LTIP award (6/21-6/24)	-	152,075	304,150	912,450	-
LTIP award (6/22-6/25)	-	115,000	230,000	690,000	-
Total	780,602	1,047,677	1,314,752	2,383,052	780,602
Kevin L. Myers
Stock Options	-	-	-	-	-
RSUs	509,792	509,792	509,792	509,792	509,792
LTIP award (6/21-6/24)	-	90,850	181,700	545,100	-
LTIP award (6/22-6/25)	-	55,200	110,400	331,200	-
Total	509,792	655,842	801,892	1,386,092	509,792
Mark A. Coffey
Stock Options	-	-	-	-	-
RSUs	407,831	407,831	407,831	407,831	407,831
LTIP award (6/21-6/24)	-	104,675	209,350	628,050	-
LTIP award (6/22-6/25)	-	63,250	126,500	379,500	-
Total	407,831	575,756	743,681	1,415,381	407,831

(1)	Stock options are valued based on the difference between the $31.39 closing price of the Company’s stock on October 29, 2023, the last trading day of the fiscal year, and the applicable exercise price of the stock options. Stock options with an exercise price in excess of the $31.39 closing price on October 29, 2023 have no value for this purpose.

(2)	Amounts shown for stock options represent the value of all unexercisable stock options. Exercisable stock options would not be affected by this termination event.

(3)	RSUs are valued based on the $31.39 closing price of the Company’s stock on October 29, 2023, the last trading day of the fiscal year.

(4)	Payments for LTIP performance awards upon death or change in control of the Company are based on actual Company performance through October 29, 2023. Payments for such awards upon death are prorated based on employment from the beginning of the performance period through October 29, 2023.

(5)	While unexercisable stock options granted under the Prior Plan vest immediately upon disability, all outstanding stock options granted under the Prior Plan have vested and are exercisable as of October 29, 2023 and thus would not be affected by this termination event. Unexercisable stock options granted under the Prior Plan continue to vest per the original vesting schedule upon qualified retirement and such stock options thus would not be affected by this termination event. Unexercisable stock options granted under the 2018 Plan continue to vest per the original vesting schedule upon qualified retirement or disability and such stock options thus would not be affected by these termination events. Exercisable stock options would not be affected by these termination events.

(6)	Qualified retirement or disability results in a payment for LTIP performance awards after the end of the performance period equal to the amount that would have been earned over the entire performance period prorated based on the employee’s actual period of employment. These columns thus show the potential threshold, target and maximum payments for such awards, each prorated based on employment from the beginning of the performance period through October 29, 2023. The actual payment would not be determined until after the performance period end date for each award.

(7)	For this table, it is assumed that the Compensation Committee exercised its discretion to accelerate vesting of all stock options and RSUs upon a change in control of the Company. Alternative assumptions which provide the same result are that the Committee exercised its discretion to permit the exchange of stock options and RSUs for a cash payment (with a value equal to the difference between the closing price of the Company’s stock on October 29, 2023, the last trading day of the fiscal year, and the applicable exercise price of the stock options and a value equal to that closing price for RSUs) or that the stock options and RSUs fully vested upon a change in control of the Company via a corporate transaction where the stock options and RSUs are not continued or replaced by the surviving entity.

(8)	The Company’s offer of employment to Ms. Smiley included a severance payment in the event of the involuntary termination without cause of her employment with the Company. This severance payment includes the value of her June 1, 2021 RSU grant, June 1, 2021 stock option grant and three initial prorated LTIP performance awards, to the extent those awards do not vest prior to the termination of employment. Ms. Smiley’s three initial prorated LTIP performance awards have vested and been paid out, and thus these awards no longer have value for the severance payment. In addition, one-half of Ms. Smiley’s June 1, 2021 stock option grant has vested and thus no longer has value for the severance payment. The total value of Ms. Smiley’s severance payment for this event is $995,119 as of October 29, 2023.

Following termination of employment for any reason, our executive officers receive payment of retirement benefits and nonqualified deferred compensation benefits under the plans in which they participate. The value of those benefits is set forth in the sections above entitled “Pension Benefits” and “Nonqualified Deferred Compensation.”

Upon termination of employment caused by the death of an executive officer, the SIPE would provide a death benefit to the executive’s survivors. The value of those benefits is described under “Survivor Income Protection Plan” on page 27.

CEO PAY RATIO DISCLOSURE

We determined that the fiscal 2023 annual total compensation of the median compensated employee of our adjusted employee population employed as of October 29, 2023, other than our CEO, James P. Snee, was $52,099. Mr. Snee’s fiscal 2023 annual total compensation, as reported in the Summary Compensation Table on page 28, was $6,785,979. Therefore, the ratio of our CEO’s annual total compensation to the median employee’s annual total compensation was 130 to 1.

As of October 29, 2023, our total employee population consisted of 20,055 employees, of which 18,369 were located in the United States and 1,686 were located in non-U.S. jurisdictions. Pursuant to SEC rules, we excluded 23 employees from the following countries under the de minimis exemption: Australia (8); Canada (4); Hong Kong (1); Japan (2); Mexico (1); Philippines (4); and Singapore (3). After applying this exemption, our adjusted employee population used for purposes of identifying the median employee consisted of 20,032 employees of which 18,369 were located in the United States and 1,663 were located in non-U.S. jurisdictions.

To identify the median compensated employee, we used total cash compensation, including base salary, actual bonus paid and overtime and allowances, as applicable, for fiscal 2023.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above.

PAY VERSUS PERFORMANCE DISCLOSURE

As required by the pay versus performance rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 402(v) of Regulation S-K, the Company is providing the following information regarding the relationship between “compensation actually paid” to our NEOs and certain of our financial performance metrics for each of the past three fiscal years. For a discussion of our compensation program and how our Compensation Committee seeks to align pay with performance, please refer to the Compensation Discussion and Analysis section starting on page 18.

Pay Versus Performance Table

The following table sets forth additional compensation information for our CEO and our remaining NEOs (“Other NEOs”) in addition to TSR, net income, and EBIT performance results for fiscal 2021, 2022, and 2023.

					Year-end value of $100 invested(3) on 10/25/2020 in:
Year	Summary Comp. Table Total for CEO ($)(1)	Comp. Actually Paid to CEO ($)(1) (2)	Average Summary Comp. Table Total for Non-CEO NEOs ($)(1)	Average Comp. Actually Paid to Non- CEO NEOs ($)(1) (2)	Hormel Foods Corp. ($)	S&P 500 Packaged Foods & Meats ($)(4)	Net Income (in millions) ($)	EBIT(5) (in millions) ($)
2023	6,785,979	3,794,875	1,619,357	1,072,900	67.95	105.48	794	1,073
2022	9,478,102	10,172,606	1,567,860	1,752,171	98.81	121.58	1,000	1,312
2021	9,957,474	10,718,861	2,144,105	2,100,469	87.16	104.50	909	1,122

(1)	For 2021, 2022, and 2023 the CEO was James P. Snee. The Other NEOs were as follows:

a.	2021: James N. Sheehan, Deanna T. Brady, Jacinth C. Smiley, Glenn R. Leitch, and Lori J. Marco.

b.	2022: Deanna T. Brady, Jacinth C. Smiley, Lori J. Marco, Mark A. Coffey, and James N. Sheehan.

c.	2023: Jacinth C. Smiley, Deanna T. Brady, Kevin L. Myers, and Mark A. Coffey.

(2)	See the following table for details on the calculation of compensation actually paid.

(3)	Company and peer group TSR for each year reflects what the cumulative value of $100 would be, including reinvestment of dividends, if such amount were invested on October 25, 2020.

(4)	For purposes of the table, the Company’s peer group is the S&P 500 Packaged Foods & Meats, as reflected in our shareholder return performance graph in our Annual Report on Form 10-K, which was filed with the SEC on December 6, 2023.

(5)	Our company-selected measure, which is the measure we believe represents the most important financial performance not otherwise presented in the table above that we use to link compensation actually paid to our NEOs for fiscal 2023 to our company’s performance, is EBIT. See our Annual Report on Form 10-K for a reconciliation of GAAP measures to non-GAAP adjusted measures.

Compensation actually paid was determined by making the following adjustments:

	2023		2022		2021
	CEO ($)	Average of Other NEOs ($)	CEO ($)	Average of Other NEOs ($)	CEO ($)	Average of Other NEOs ($)
Summary Compensation Table Total	6,785,979	1,619,357	9,478,102	1,567,860	9,957,474	2,144,105
Adjustments for Defined Benefit and Actuarial Pension Plans:
Subtraction: Aggregate change in the actuarial present value of accumulated benefits under all defined benefit and pension plans reported in the Summary Compensation Table	(271,507)	(85,877)	--	(9,985)	(556,138)	(205,792)
Addition: Current year service cost	192,538	53,419	375,753	68,584	357,148	82,976
Subtraction: Prior service cost	--	--	(300,808)	(19,715)	--	--
Total Adjustments for Pensions:	(78,969)	(32,458)	74,945	38,884	(198,990)	(122,816)
Adjustments for Stock and Option Awards(A):
Subtraction: Summary Compensation Table Amounts of stock and option awards(B)	(3,999,879)	(650,203)	(3,499,774)	(448,046)	(3,349,748)	(739,952)
Addition: Year-end fair value of awards granted in the current year that are outstanding and unvested at year-end(C) (D)	2,860,067	437,011	3,564,130	587,654	3,285,965	621,125
Addition (Subtraction): The difference between fair value of awards from the end of the prior fiscal year to the end of the covered fiscal year for awards granted in any prior fiscal year that are outstanding and unvested at the end of the covered fiscal year(C) (D)	(1,743,540)	(347,553)	398,622	49,268	439,846	50,759
Addition: Fair values at vest date for awards granted and vested in covered fiscal year(C) (D) (E)	--	--	--	--	--	78,005
Addition (Subtraction): The change in fair value from the end of the prior fiscal year to the vesting date for awards granted in any prior fiscal year which vested during the covered fiscal year(C) (D)	(28,783)	46,746	156,581	(43,449)	584,314	69,242
Total Adjustments for Stock and Option Awards	(2,912,135)	(513,999)	619,559	145,427	960,377	79,180
Compensation Actually Paid	3,794,875	1,072,900	10,172,606	1,752,171	10,718,861	2,100,469

(A)	Certain NEOs in each of the covered fiscal years are retirement eligible. Adjustments to the vesting of RSU awards, which accelerate upon a qualified retirement, have not been made for retirement-eligible NEOs that remained employed during the covered year, as those awards remain subject to forfeiture until a termination of service due to retirement occurs. Adjustments related to retirement for the purposes of calculating compensation actually paid were only made for NEOs who retired during any of the covered fiscal years, and includes the accelerated vesting of RSUs and accrued dividend equivalents. Stock options continue to vest after retirement as scheduled per the award agreements and are considered outstanding upon the NEO’s retirement for purposes of these pay versus performance disclosures.

(B)	Summary Compensation Table values include the grant date fair values of equity calculated in accordance with FASB ASC Topic 718 and as such do not include any dividend equivalents for RSUs.

(C)	Stock options are calculated based on the Black-Scholes methodology in accordance with FASB ASC Topic 718 at year-end or at vest, as applicable.

(D)	Fair values at vest date and year-end fair values include the value of accrued dividend equivalents.

(E)	Values reflect RSU grants that were accelerated in connection with a qualified retirement in fiscal year 2021.

Relationship Between Pay and Performance

The charts shown below illustrate compensation actually paid to our CEO and the average compensation actually paid to our Other NEOs set forth in the Pay Versus Performance Table above, as compared against the following performance measures: our TSR and the TSR of our peer group, our net income, and our EBIT.

Most Important Performance Measures for 2023

We have identified the following measures as the most important in linking executive compensation to performance. See the Compensation Discussion and Analysis section starting on page 18 for more information.

EBIT
Stock Price
Relative TSR
EPS

ITEM 4 – ADVISORY VOTE ON NAMED EXECUTIVE OFFICER (NEO) COMPENSATION

The Company is providing stockholders an advisory vote on NEO compensation as required by Section 14A of the Exchange Act and related SEC rules. This advisory vote is commonly known as a “say-on-pay” vote.

The say-on-pay vote is a non-binding vote on the compensation of the Company’s NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this proxy statement. The say-on-pay vote is not a vote on the Company’s general compensation policies, compensation of the Company’s Board of Directors, or the Company’s compensation policies as they relate to risk management, as described under “Analysis of Risk Associated With Our Compensation Plans” on page 27.

The Company’s executive compensation programs are designed to attract, motivate and retain highly qualified executive officers who are able to achieve corporate objectives and create stockholder value. The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the stockholders’ long-term interests. The Compensation Discussion and Analysis section starting on page 18 provides a more detailed discussion of the executive compensation programs and includes fiscal 2023 business highlights.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of Hormel Foods Corporation approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Company’s 2024 annual meeting proxy statement.

This advisory vote on executive compensation is not binding on the Company’s Board of Directors. However, the Board will take into account the result of the vote when determining future executive compensation arrangements.

While the stockholder vote on this proposal is non-binding, the Board of Directors will consider stockholders to have approved the resolution if the number of shares voted for it exceeds the number of shares voted against it. The Board of Directors recommends a vote FOR adoption of the resolution approving the compensation of the Company’s NEOs as disclosed in this proxy statement. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

RELATED PARTY TRANSACTIONS

The Board of Directors has adopted a written related party transactions policy. This policy applies to all transactions that qualify for disclosure under Item 404(a) of Regulation S-K of the Exchange Act. Information about transactions involving related persons is reviewed by the Audit Committee. Related persons include Company directors and executive officers, as well as their immediate family members. If a related person has a direct or indirect material interest in any Company transaction, then the Committee would decide whether or not to approve or ratify the transaction. The Committee will use any process and review any information that it determines is appropriate. All related party transactions will be disclosed in accordance with SEC rules. For fiscal 2023, the Company had no material related party transactions which were required to be disclosed in accordance with SEC rules.

VIEWING AND DELIVERY OF PROXY MATERIALS

Viewing of Proxy Materials Via the Internet - We are able to distribute our annual report and this proxy statement to our stockholders in a fast and efficient manner via the internet. This reduces the amount of paper delivered to a stockholder’s address and eliminates the cost of sending these documents by mail. Stockholders may elect to view all future annual reports and proxy statements on the internet instead of receiving them by mail. You may make this election when voting your proxy this year. Simply follow the instructions to vote via the internet or go directly to www.proxyvote.com/hrl to register your consent. You will continue to have the option to vote your shares by mail, telephone or the internet.

Delivery of Proxy Materials - Only one Notice of Internet Availability of Proxy Materials or only one copy of our annual report and proxy statement are being delivered to multiple stockholders sharing an address, unless the Company received contrary instructions from one of the stockholders. If you wish to receive a separate copy of the Notice of Internet Availability of Proxy Materials or the annual report and proxy statement, as applicable, this year or in future years, please call 507-437-5944 or mail a request to Brian D. Johnson, Vice President and Corporate Secretary, 1 Hormel Place, Austin, Minnesota 55912. The Company will then undertake to deliver promptly upon such request a separate copy of the Notice of Internet Availability of Proxy Materials or the annual report and proxy statement.

STOCKHOLDER PROPOSALS FOR 2025 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder intending to present a proposal at the 2025 Annual Meeting of Stockholders must deliver the proposal to the Company by August [22], 2024, in order to have the proposal considered for inclusion in the Company’s proxy statement and the form of proxy for that meeting.

The Company’s Bylaws provide certain requirements which must be met in order for a stockholder to bring any proposals or nominations for election as directors for consideration at the Annual Meeting of Stockholders. These requirements apply whether or not the proposal or nomination is requested to be included in the proxy statement and proxy. The requirements include a written notice to the Corporate Secretary to be received at the Company’s principal executive offices at least 90 days before the date that is one year after the prior year’s annual meeting. For business or nominations intended to be brought to the 2025 Annual Meeting of Stockholders, the notice deadline is November 1, 2024. Stockholder proposals or director nominations submitted after this date may not be presented at the 2025 Annual Meeting of Stockholders.

In addition to satisfying the requirements of our Bylaws, in order to comply with the universal proxy rules stockholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than December 1, 2024.

OTHER MATTERS

The management of the Company does not know of any matters to be presented at the meeting other than those identified above. If other matters properly come before the meeting, the holders of the proxies will vote on such matters in their discretion under the authority granted in the proxy.

By Order of the Board of Directors

BRIAN D. JOHNSON
Vice President and

Corporate Secretary

December [20], 2023

Exhibit A

CERTIFICATE OF AMENDMENT

OF
RESTATED CERTIFICATE OF INCORPORATION

Hormel Foods Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Company held November 20, 2023, a resolution was duly adopted setting forth a proposed amendment to the Company’s Restated Certificate of Incorporation (the “Amendment”) declaring the Amendment to be advisable and directing that the Amendment be submitted for consideration at the Company’s next annual meeting of stockholders, pursuant to Section 242 of the General Corporation Law of the State of Delaware.

The portion of the resolution setting forth the Amendment is as follows:

RESOLVED, that Article ELEVENTH of the Restated Certificate of Incorporation of this Corporation, as heretofore amended, be amended to read in its entirety as follows:

ELEVENTH: A director or an officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages or breach of fiduciary duty as a director or an officer, except for liability (i) for any breach of the director's or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director or officer derived any improper personal benefit, or (v) in the case of an officer, in any action by or in the right of the Corporation. If the Delaware General Corporation law is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or an officer of the Corporation existing at the time of such repeal or modification.

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Brian D. Johnson, its Vice President and Corporate Secretary, this 31st day of January, 2024.

HORMEL FOODS CORPORATION

By:
Brian D. Johnson
Vice President and Corporate Secretary

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V26391-P99900 HORMEL FOODS CORPORATION ATTN: BRIAN D. JOHNSON 1 HORMEL PLACE AUSTIN, MN 55912-3680 HORMEL FOODS CORPORATION ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain For Against Abstain 1b. Gary C. Bhojwani 1c. Stephen M. Lacy 1d. Elsa A. Murano, Ph.D. 1j. Steven A. White 1k. Raymond G. Young 1l. Michael P. Zechmeister 1i. James P. Snee 1f. Christopher J. Policinski 1h. Sally J. Smith 1g. Jose Luis Prado 1e. William A. Newlands 1a. Prama Bhatt 1. Elect a board of 12 directors: Nominees: The Board of Directors recommends you vote FOR each of the director nominees under Item 1. Note: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES, AND FOR ITEMS 2, 3, AND 4. Please sign exactly as name(s) appear(s) above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Help us protect the environment and sign up for electronic delivery by visiting www.proxyvote.com. The Board of Directors recommends you vote FOR Items 2, 3, and 4. 3. Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 27, 2024. 2. Approve the amendment of the Company’s Restated Certificate of Incorporation to allow for exculpation of officers as permitted by Delaware law. 4. Approve the Named Executive Officer compensation as disclosed in the Company's 2024 annual meeting proxy statement. ! ! ! ! ! ! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of proxy materials up until 10:59 p.m. Central Standard Time, on either (i) Thursday, January 25, 2024 for shares in employee plans or (ii) Monday, January 29, 2024 for shares held in record accounts. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/HRL2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 10:59 p.m. Central Standard Time, on either (i) Thursday, January 25, 2024 for shares in employee plans or (ii) on Monday, January 29, 2024 for shares held in record accounts. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

V26392-P99900 proxy HORMEL FOODS CORPORATION Proxy This proxy is solicited on behalf of the Board of Directors. By signing on the other side of this card you appoint James P. Snee, Jacinth C. Smiley and Brian D. Johnson, and each of them, as proxies, with full power of substitution, and hereby authorize them or any of them to represent and to vote as designated on the other side of this card all the shares of Common Stock of Hormel Foods Corporation held of record by you on December 1, 2023, at the Annual Meeting of Stockholders to be held on January 30, 2024, or any adjournment thereof. This proxy also functions as a voting direction to the trustee of the employee plan(s) in which Common Stock of Hormel Foods Corporation was held for your account on December 1, 2023, if you are a participant in any of the employee plans. Please refer to the explanation above. If no direction is given or if direction is received after 10:59 p.m. Central Standard Time January 25, 2024, the trustee will vote the shares in the same proportion as to which it has received instructions, unless inconsistent with applicable law. HORMEL FOODS CORPORATION 1 Hormel Place Austin, MN 55912 Continued and to be signed on reverse side Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. SHARES COVERED BY THIS PROXY CARD ARE EXPLAINED BELOW Your signature on this proxy card will appoint a proxy for shares held in your record account(s). Your signature will also serve as a voting direction to the trustee, Great-West Trust Company, LLC, if you are a participant in any of the following employee plans: • Hormel Foods Corporation Joint Earnings Profit Sharing Trust • Hormel Foods Corporation Tax Deferred Investment Plan A (401K) • Hormel Foods Corporation Tax Deferred Investment Plan B (401K) • Jennie-O Turkey Store Retirement Savings Plan (401K) • Capital Accumulation Plan (401K) Holding shares by virtue of an employee plan does NOT permit you to attend the stockholder meeting. If you would like to access the proxy materials electronically next year, go to the following Internet address: www.proxyvote.com.